UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FILED PURSUANT TO RULE 424(b)(4)
SEC FILE NUMBER 333-137174

PROSPECTUS

November 3, 2006

ROYALTECH CORP.
A DELAWARE CORPORATION

1,800,800 SHARES OF COMMON STOCK OF ROYALTECH CORP.

_________________________________

     This prospectus relates to 1,800,800 shares of common stock of Royaltech Corp., a Delaware corporation, which may be resold by selling stockholders named in this prospectus. The selling stockholders may sell their shares of our common stock at a price of $0.10 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange, and we have not applied for listing or quotation on any public market.

     Our business is subject to many risks and an investment in our common stock will also involve a high degree of risk. You should invest in our common stock only if you can afford to lose your entire investment. You should carefully consider the various Risk Factors described beginning on page 4 before investing in our common stock.

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

     The information in this prospectus is not complete and may be changed. The selling stockholders may not sell or offer these securities until this registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

The date of this prospectus is November 3, 2006.

     The following table of contents has been designed to help you find important information contained in this prospectus. We encourage you to read the entire prospectus.

TABLE OF CONTENTS
PROSPECTUS SUMMARY	3
RISK FACTORS	4
RISKS RELATED TO OUR COMPANY	5
RISKS RELATING TO OUR BUSINESS	8
RISKS ASSOCIATED WITH OUR COMMON STOCK	11
FORWARD-LOOKING STATEMENTS	12
SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE	12
THE OFFERING	12
USE OF PROCEEDS	12
DETERMINATION OF OFFERING PRICE	13
DIVIDEND POLICY	13
SELLING STOCKHOLDERS	13
PLAN OF DISTRIBUTION	15
TRANSFER AGENT AND REGISTRAR	16
LEGAL PROCEEDINGS	16
DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS	17
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT	20
DESCRIPTION OF COMMON STOCK	20
CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL
DISCLOSURE	21
INTEREST OF NAMED EXPERTS AND COUNSEL	21
EXPERTS	21
DISCLOSURE OF SEC POSITION OF INDEMNIFICATION FOR SECURITIES ACT LIABILITIES	21
DESCRIPTION OF BUSINESS	22
MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION	29
DESCRIPTION OF PROPERTY	32
NEW ACCOUNTING PRONOUNCEMENTS	33
APPLICATION OF CRITICAL ACCOUNTING POLICIES	33
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	34
MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS	34
EXECUTIVE COMPENSATION	35
REPORTS TO SECURITY HOLDERS	36
WHERE YOU CAN FIND MORE INFORMATION	36
FINANCIAL STATEMENTS	38

     As used in this prospectus, the terms “we”, “us”, “our”, and “Royaltech” mean Royaltech Corp., unless otherwise indicated.

     All dollar amounts refer to U.S. dollars unless otherwise indicated.

PROSPECTUS SUMMARY

     The following summary highlights selected information contained in this prospectus. This summary does not contain all the information you should consider before investing in our securities. Before making an investment decision, you should read the entire prospectus carefully, including the “Risk Factors” section, the financial statements and the notes to the financial statements.

Our Business

     We have obtained the non-exclusive right to manufacture and market four clinical diagnostic techniques/kits used in the diagnosis and monitoring of hepatocacinoma, diabetes, gastrocacinoma and hepatobiliary disorders as well as several other products that are under development. Our next step is to build capacity to manufacture and market the products in China, pending further financing. We have not entered into any agreements to sell our products to any customers, as yet.

     We seek to capitalize on the emerging biopharmaceutical industry in the People’s Republic of China by providing contract drug development services to facilitate drug optimization, clinical trial execution and new drug regulatory approval.

Our Principal Offices

     We are located at 1855 Talleyrand, Suite 203A, Brossard, Quebec, Canada, J4W 2Y9. Our telephone number is (514) 586-3168.

Number of Shares Being Offered

     This prospectus covers the resale by the selling stockholders named in this prospectus of up to 1,800,800 shares of our common stock. The offered shares were acquired by the selling stockholders in private placement transactions, which were exempt from the registration requirements of the Securities Act of 1933. The selling stockholders may sell their shares of our common stock at $0.10 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market. Please see the “Plan of Distribution” section at page 15 of this prospectus for a detailed explanation of how the common shares may be sold.

Number of Shares Outstanding

     There were 13,023,800 shares of our common stock issued and outstanding as at October 19, 2006.

Use of Proceeds

     We will not receive any of the proceeds from the sale of the shares of our common stock being offered for sale by the selling stockholders. We will incur all costs associated with this registration statement and prospectus.

Summary of Financial Data

     The summarized financial data presented below is derived from and should be read in conjunction with our audited financial statements from April 13, 2004 (Date of Inception) to September 30, 2004 and for the year ended September 30, 2005 including the notes to those financial statements and the unaudited consolidated financial statements for the quarter ended June 30, 2006 including the notes to those financial statements, which are included elsewhere in this prospectus along with the section entitled “Management’s Discussion and Analysis and Plan of Operation” beginning on page 29 of this prospectus.

	For the Year Ended September 30, 2005	For the period April 13, 2004 (date of inception) to September 30, 2004
Net Loss for the Period	$ (119,281)	$ (10,846)
Loss Per Share - basic and diluted	$ (0.01)	-
	As at September 30, 2005
Working Capital	$ 163,961
Total Assets	176,061
Issued and Outstanding Common shares	13,023,800
Deficit Accumulated During the Development Stage	(130,127)
Total Stockholders’ Equity	$ 163,961

	For the Nine Months Ended June 30, 2006 (Unaudited)	For the Nine Months Ended June 30, 2005 (Unaudited)
Net Loss for the Period	$ (73,213)	$(103,053)
Loss Per Share - basic and diluted	$ (0.01)	$(0.01)
	As at June 30, 2006
Working Capital	$87,222
Total Assets	94,197
Issued and Outstanding Common shares	13,023,800
Deficit Accumulated During the Development Stage	(203,340)
Total Stockholders’ Equity	$87,983

RISK FACTORS

     An investment in our common stock involves a number of very significant risks. You should carefully consider the following material risks and uncertainties in addition to other information in this prospectus in evaluating our company and its business before purchasing shares of our company’s common stock. Our business, operating results and financial condition could be seriously harmed due to any of the following material risks. You could lose all or part of your investment due to any of these material risks.

RISKS RELATED TO OUR COMPANY

We have only commenced our business operations in April, 2004 and we have a limited operating history. If we cannot successfully manage the risks normally faced by start-up companies, we may not achieve profitable operations and ultimately our business may fail.

     We have a limited operating history. We currently plan to introduce our first four products to the Chinese marketplace by the end of this year. Accordingly, we have a very limited operating history and we face all of the risks and uncertainties encountered by early-stage companies. Therefore, our prospects must be considered in light of the risks, expenses and difficulties associated with any start-up company. Due to our limited history, predictions of our future performance are very difficult.

     As at June 30, 2006, we had an accumulated deficit of $203,340 since inception. We anticipate continuing to incur significant losses until, at the earliest, we generate sufficient revenues to offset the substantial up-front expenditures and operating costs associated with developing and commercializing products utilizing our technology. There can be no assurance that we will ever operate profitably.

     Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual financial statements from April 13, 2004 (Date of Inception) to the year ended September 30, 2004 and the year ended September 30, 2005, our independent auditors included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

     Our business plan involves that we will not only offer products for sale, but also supply customers with updated technology that will be incorporated into the improvement of the clinical diagnostic techniques/kits. This approach will rely substantially on our ability to keep up with the rapid advances in the technology related to our products and to us any technology improvements to improve our products. There can be no assurance that our strategy will result in successful product commercialization or that our efforts will result in initial or continued market acceptance for our proposed products and services.

Our independent auditors have expressed substantial doubt about our ability to continue as a going concern, which may hinder our ability to obtain future financing.

     In their report dated January 20, 2006, our independent auditors stated that our financial statements for the period April 13, 2004 (Date of Inception) to September 30, 2004 and the year ended September 30, 2005 were prepared assuming that we would continue as a going concern. Our ability to continue as a going concern is an issue raised as a result of recurring losses from operations. We continue to experience net operating losses. Our ability to continue as a going concern is subject to our ability to obtain necessary funding from outside sources, including obtaining additional funding from the sale of our securities. Our continued net operating losses increases the difficulty in meeting such goals and there can be no assurances that such methods will prove successful.

Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, we may have to cease our operations activities and investors could lose their entire investment.

     There is no assurance that we will operate profitably or will generate positive cash flow in the future. We believe that we will require additional financing in order to proceed beyond the first three months of our business plan and to pay the fees and expenses necessary to become and operate as a public company. Although we plan to obtain additional financing, we currently do not have any arrangements for further financing. We may not be able to obtain additional equity or debt financing on acceptable terms when we need it. Even if financing is available it may not be available on terms that are favorable to us or in sufficient amounts to satisfy our requirements. Our future is dependent upon our ability to obtain financing. If we do not obtain such financing, our business could fail and investors could lose their entire investment.

We have no customers and generate no revenues and have only limited marketing experience to develop customers.

     We have not entered into any agreements to sell our products to any customers, as yet. We do not believe that we will generate significant revenues in the immediate future. We will not generate any meaningful revenues unless we obtain contracts with a significant number of distributors or general hospitals/clinics as one of the major buyers. There can be no assurance that we will ever be able to obtain contracts with a significant number of customers to generate meaningful revenues or achieve profitable operations.

     We have only limited experience in developing and commercializing new products based on innovative biomedical technologies, and there is limited information available concerning the potential performance or market acceptance of our proposed products in China. There can be no assurance that unanticipated expenses, problems or technical difficulties will not occur which would result in material delays in commercialization of our products or that our efforts will result in successful commercialization.

We need substantial additional financing and a failure to obtain such required financing will inhibit our ability to grow or we may have to curtail or cease operations.

     Our capital requirements relating to the manufacturing and marketing of our products have been, and will continue to be, significant. We are dependent on the proceeds of future financing in order to continue in business and to develop and commercialize additional proposed products. We anticipate requiring approximately $1,000,000 to $2,000,000 in additional financing for our longer term growth. There can be no assurance that we will be able to raise the substantial additional capital resources necessary to permit us to pursue our business plan. We have no current arrangements with respect to, or sources of, additional financing and there can be no assurance that any such financing will be available to us on commercially reasonable terms, or at all. Any inability to obtain additional financing will have a material adverse effect on us, such as requiring us to significantly curtail or cease operations. In that case, you may lose your entire investment.

     The continued growth of our business will require additional funding from time to time which would be used for general corporate purposes. General corporate purposes may include acquisitions, investments, repayment of debt, capital expenditures, repurchase of our capital stock and any other purposes that we may specify in any prospectus supplement. Obtaining additional funding would be subject to a number of factors including market conditions, operational performance and investor sentiment. These factors may make the timing, amount, terms and conditions of additional funding unattractive, or unavailable, to us.

The terms of any future financing may adversely affect your interest as stockholders.

     If we require additional financing in the future, we may be required to incur indebtedness or issue equity securities, the terms of which may adversely affect your interests in the Company. For example, the issuance of additional indebtedness may be senior in right of payment to your shares upon our liquidation. In addition, indebtedness may be under terms that make the operation of our business more difficult because the lender’s consent will be required before we take certain actions. Similarly the terms of any equity securities we issue may be senior in right of payment of dividends to your common stock and may contain superior rights and other rights as compared to your common stock. Further, any such issuance of equity securities may dilute your interest in our company, which may reduce the value of your investment.

We could lose our competitive advantages if we are not able to protect any proprietary technology and intellectual property rights against infringement, and any related litigation could be time-consuming and costly.

     Our success and ability to compete depends to a significant degree on our proprietary technology incorporated in our clinical diagnostic techniques/kits. We have not taken any action to protect some of our proprietary technology. If any of our competitor’s copies or otherwise gains access to our proprietary technology or develops similar technologies independently, we would not be able to compete as effectively.

     We may be not be able protect our proprietary rights, permitting competitors to duplicate our products and services, which could negatively impact our business and operations. If we are unable to license any technology or products that we may need in the future, our business and operations may be materially and adversely impacted. We will make a consistent effort to minimize the ability of competitors to duplicate our technology utilized in our products. However, there remains the possibility of duplication of our products, and competing products have already been introduced. Any such duplication by our competitors could negatively impact our business and operations.

We may face regulatory difficulties for our products.

     The manufacturing and sale of biomedical products including clinical diagnostic techniques/kits in the People’s Republic of China are subject to regulations of several Ministries, and the state agencies including the State Food and Drug Administration, Ministry of Public Health, State Administration of Traditional Medicine and China Healthcare Science and Technology Society. Bureaucracy and corruption that are often seen in the bureaucratic procedures in China may have adverse effects on our operation and financial conditions.

     Although we have obtained the right to manufacture and market the four products from the inventor, Mr. Kang Zhang, we have not yet obtained the licenses and regulatory authorization to do so. Before manufacturing, marketing and sales can occur, we must obtain permission from Chinese regulators (Ministry of Public Health, SFDA and the provincial branches of the two ministries) or liaise with a local firm who can help us obtained the permission from the Chinese regulators and at this time, we have not yet determined a timetable for obtaining such permission. We will then need to build our own manufacturing capacity or jointly build manufacturing capacity with a local firm; and we also will need to negotiate service deals with local distributors, usually with biomedical and/or drug distributors who have established sales networks in China.

     We do no yet have anyone in China who is working on these licenses and authorizations on behalf of our company.

     The uncertain legal environments in the People’s Republic of China and our industry may be vulnerable to local government agencies who has persistent bureaucratic power over the manufacturer and sale, or other parties who wish to renegotiate the terms and conditions of, or terminate their agreements or other understandings with us, when we enter substantial agreement of manufacturing and marketing of the products in China.

Our Certificate of Incorporation and Bylaws contain limitations on the liability of our directors and officers, which may discourage suits against directors and executive officers for breaches of fiduciary duties.

     Our Certificate of Incorporation, as amended, and our Bylaws contain provisions limiting the liability of our directors for monetary damages to the fullest extent permissible under Delaware law. This is intended to eliminate the personal liability of a director for monetary damages on an action brought by origin our right for breach of a director’s duties to us or to our stockholders except in certain limited circumstances. In addition, our Certificate of Incorporation, as amended, and our Bylaws contain provisions requiring us to indemnify our directors, officers, employees and agents serving at our request, against expenses, judgments (including derivative actions), fines and amounts paid in settlement. This indemnification is limited to actions taken in good faith in the reasonable belief that the conduct was lawful and in, or not opposed to our best interests. The Certificate of Incorporation and the Bylaws provide for the indemnification of directors and officers in connection with civil, criminal, administrative or investigative proceedings when acting in their capacities as agents for us. These provisions may reduce the likelihood of derivative litigation against directors and executive officers and may discourage or deter stockholders or management from suing directors or executive officers for breaches of their fiduciary duties, even though such an action, if successful, might otherwise benefit our stockholders and directors and officers.

Our success depends on our management team and other key personnel, the loss of any of whom could disrupt our business operations.

     Our future success will depend in substantial part on the continual services of our senior management. As a startup company, currently none of the senior management team draws salaries from the company. We do not carry key person life insurance on any of our officers or employees. The loss of the services of one or more of our key personnel could impede implementation of our business plan and result in reduced profitability.

     Our future success will also depend on the continued ability to attract, retain and motivate highly qualified technical sales and marketing customer support. Because of the rapid growth of the economy in China, competition for qualified personnel is intense. We cannot assure you that we will be able to retain our key personnel or that we will be able to attract, assimilate or retain qualified personnel in the future. Our inability to hire and retain qualified personnel or the loss of the services of our key personnel could have a material adverse effect upon our business, financial condition and results of operations.

Because our officers, directors and principal shareholders control a majority of our common stock, investors will have little or no control over our management or other matters requiring shareholder approval.

     Our officers and directors and their affiliates, in the aggregate, beneficially own approximately 70% of issued and outstanding shares of our common stock. As a result, they have the ability to control matters affecting minority shareholders, including the election of our directors, the acquisition or disposition of our assets, and the future issuance of our shares. Because our officers, directors and principal shareholders control the company, investors will not be able to replace our management if they disagree with the way our business is being run. Because control by these insiders could result in management making decisions that are in the best interest of those insiders and not in the best interest of the investors, you may lose some or all of the value of your investment in our common stock.

Because we do not have sufficient insurance to cover our business losses, we might have uninsured losses, increasing the possibility that you would lose your investment.

     We may incur uninsured liabilities and losses as a result of the conduct of our business. We do not currently maintain any comprehensive liability or property insurance. Even if we obtain such insurance in the future, we may not carry sufficient insurance coverage to satisfy potential claims. We do not carry any business interruption insurance. Should uninsured losses occur, any purchasers of our common stock could lose their entire investment.

RISKS RELATING TO OUR BUSINESS

Our success depends upon the development of China’s biomedical industry.

     China is currently the world’s most populous country and one of the largest producers and consumers of biomedical products. The industry has been under tight state and provincial government controls until recent years. Although China hopes to further increase biomedical industry development and production, the industry research, development and production are stagnating, due mainly to immature regulatory policies, local protection, and a shortage of state and provincial funding. Despite the Chinese government’s continued emphasis on industry self-sufficiency, the industry continues to be impeded by inadequate research and development facilities, a lack of innovative product lines due to long history of practice of free-copying of foreign intellectual properties and a lack of financial and political incentives to attract talented persons into the industry. Since we will rely on the local facilities and our subsidiary to manufacture and market the products, and since our potential customer are mainly hospitals and clinics, which are largely state owned, our ability to increase sales and revenues may be delayed and hindered by any of these factors.

We face competition from larger and stronger companies that have the resources and/or technological know how to utilize our techniques/kits and undercut our prices.

     The markets that we are entering are intensely competitive. We expect additional competition to come from the increasing number of new market entrants who have developed or are developing potentially competitive products. We will face competition from numerous sources, including, large state owned companies and other entities with the technical capabilities and expertise, which would encourage them to develop and commercialize competitive products.

     Similar products to AFU and GPDA, two of our four products, are currently being sold and used as routine diagnostic tests nationwide in China. There are several biotech firms and drug manufacturers producing similar products, including Quark Biotech Ltd Shanghai Wantai biopharmaceuticals, Zhongshan Biotech and major Western pharmaceutical firms such as Abbott lab, Bayer, Biosystems, Ortho Clinical Diagnostics, Johnson &

Johnson. Among these competitors, only Quark Biotech Ltd. is producing the same products and is a direct competitor of us. However, Quark is currently only operating in Shanghai and Zhejiang Province in China, covering approximately 5% of the population of China.

     We are not aware of any similar products currently on the market which compete directly with our 1,5-AG and Bc-True™, although several new companies are developing technologies aimed at the same market niche as the 1,5-AG and Bc-True™, and there may be others of which we are unaware.

     Our potential competitors may succeed in developing products that are more effective or less costly (or both) than our products, and such competitors may also prove to be more successful than us in manufacturing, marketing and sales. Some of our potential competitors may be large, well-financed and established companies that have greater resources and, therefore, may be better able than us to compete for a share of the market even in areas in which we may have superior technology.

Some of our competitors have certain advantages including, substantially greater financial, technical and marketing resources, greater name recognition, and more established relationships in China.

     Our competitors may be able to utilize these advantages to expand their product offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other financing opportunities more readily, and devote greater resources to the marketing and sale of their products.

     The markets for our proposed products are characterized by changing technology in laboratory diagnosis, and awareness of new medical development associated to the disease diagnosis. Accordingly, our ability to compete will depend upon our ability to continually enhance and improve our products, and to increase the awareness of the newly developed and reported techniques that our clinical diagnostic kits are based on. There can be no assurance that we will be able to compete successfully, that competitors will not develop products that render our products obsolete or less marketable or that we will be able to successfully enhance its products or develop new products.

RISKS RELATING TO THE PEOPLE’S REPUBLIC OF CHINA

The Economic Policies of the People’s Republic of Change Could Affect our Business.

     Substantially all of the our assets are located in the People’s Republic of China and substantially all of our revenue will be derived from operations in the People’s Republic of China. Accordingly, our results of operations and prospects are subject, to a significant extent, to the economic, political and legal developments in the People’s Republic of China.

     While the People’s Republic of China economy has experienced significant growth in the past twenty years, such growth has been uneven, both geographically and among various sectors of the economy. The Chinese government has implemented various measures to encourage economic growth and guide the allocation of resources. Some of these measures benefit the overall economy of the People’s Republic of China, but they may also have a negative effect on us. For example, operating results and financial condition may be adversely affected by the government control over capital investments or changes in tax regulations.

     The economy of the People’s Republic of China has been changing from a planned economy to a more market-oriented economy. In recent years, the Chinese government has implemented measures emphasizing the utilization of market forces for economic reform and the reduction of state ownership of productive assets, and the establishment of corporate governance in business enterprises; however, a substantial portion of productive assets in the People’s Republic of China are still owned by the Chinese government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. It also exercises significant control over the People’s Republic of China’s economic growth through the allocation of resources, the control of payment of foreign currency-denominated obligations, the setting of monetary policy and the provision of preferential treatment to particular industries or companies.

     Capital outflow policies in the People’s Republic of China may hamper our ability to expand its business and/or operations internationally. The People’s Republic of China has adopted currency and capital transfer regulations. These regulations may require us to comply with complex regulations for the movement of capital. Although our management believes that it is currently in compliance with these regulations, should these regulations or the interpretation of them by courts or regulatory agencies change, we may not be able to remit income earned and proceeds received in connection with any off-shore operations or from other financial or strategic transactions the Company may consummate in the future.

Fluctuation of the Renminbi could materially affect our financial condition and results of operations.

     Fluctuation of the Renminbi, the currency of the People’s Republic of China, could materially affect our financial condition and results of operations. The value of the Renminbi fluctuates and is subject to changes in the People’s Republic of China’s political and economic conditions. Since July 2005, the conversion of Renminbi into foreign currencies, including United States dollars, are pegged against the inter-bank foreign exchange market rates or current exchange rates of a basket of currencies on the world financial markets. As of November 7, 2005, the exchange rate between the Renminbi and the United States dollar was 8.092 Renminbi to every one United States dollar.

We may face obstacles from the communist system in the People’s Republic of China.

     Foreign companies conducting operations in the People’s Republic of China face significant political, economic and legal risks. The Communist regime in the People’s Republic of China, including a cumbersome bureaucracy, may hinder Western investment. We may have difficulty establishing adequate management, legal and financial controls in the People’s Republic of China.

We may have difficulty establishing adequate management, legal and financial controls in The People’s Republic of China.

     The People’s Republic of China historically has not adopted a Western style of management and financial reporting concepts and practices, as well as in modern banking, computer and other control systems. We may have difficulty in hiring and retaining a sufficient number of qualified employees to work in the People’s Republic of China. As a result of these factors, we may experience difficulty in establishing management, legal and financial controls, collecting financial data and preparing financial statements, books of account and corporate records and instituting business practices that meet Western standards.

It will be extremely difficult to acquire jurisdiction and enforce liability against our officers, directors and assets based in The People’s Republic of China.

     Because some of our executive officers and current directors, including, the inventor of our proprietary technology, are Chinese citizens, it may be difficult, if not impossible, to acquire jurisdiction over these persons in the event a lawsuit is initiated against us and/or our officers and directors by a stockholder or group of stockholders in the United States. Also, because the majority of our assets are located in the People’s Republic of China, it would also be extremely difficult to access those assets to satisfy an award entered against us in a court in the United States.

The Company may not be able to obtain regulatory approvals for its products.

     The manufacture and sale of biopharmaceuticals products in the People’s Republic of China is regulated by the federal State Food and Drug Administration and local State Food and Drug Administration offices within the provincial government. Although our licenses and regulatory filings are current, the uncertain legal environments in the People’s Republic of China and its biopharmaceutical industry may be vulnerable to local government agencies or other parties who wish to renegotiate the terms and conditions of, or terminate their agreements or other understandings with us.

We may face Political, Judicial and/or Ministerial Corruption Risk in the People’s Republic of China.

     Another obstacle to foreign investment in the People’s Republic of China is corruption. We may face judicial and ministerial corruption in the People’s Republic of China. There is no assurance that we will be able to obtain recourse, if desired, through the People’s Republic of China’s poorly developed and sometimes corrupt judicial systems. In addition, many of the regulatory and business authorities with whom we normally conduct our business, are state employees or affiliated state-enterprise employees. These officials may engage in corrupt activities which may negatively impact our ability to conduct business.

RISKS ASSOCIATED WITH OUR COMMON STOCK

There is no active trading market for our common stock and if a market for our common stock does not develop, our investors will be unable to sell their shares.

     There is currently no active trading market for our common stock and such a market may not develop or be sustained. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.’s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form 15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. Further, the OTC Bulletin Board is not a listing service or exchange, but is instead a dealer quotation service for subscribing members. If our common stock is not quoted on the OTC Bulletin Board or if a public market for our common stock does not develop, then investors may not be able to resell the shares of our common stock that they have purchased and may lose all of their investment. If we establish a trading market for our common stock, the market price of our common stock may be significantly affected by factors such as actual or anticipated fluctuations in our operation results, general market conditions and other factors. In addition, the stock market has from time to time experienced significant price and volume fluctuations that have particularly affected the market prices for the shares of developmental stage companies. As we are a development stage company such fluctuations may negatively affect the market price of our common stock.

Our stock is a penny stock. Trading of our stock may be restricted by the SEC’s penny stock regulations and the NASD’s sales practice requirements, which may limit a stockholder’s ability to buy and sell our stock.

     Our stock is a penny stock. The Securities and Exchange Commission has adopted Rule 15g-9 which generally defines “penny stock” to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. Our securities are covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors”. The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities. We believe that the penny stock rules discourage investor interest in and limit the marketability of our common stock.

     In addition to the “penny stock” rules promulgated by the Securities and Exchange Commission, the NASD has adopted rules that require that in recommending an investment to a customer, a broker-dealer must have reasonable grounds for believing that the investment is suitable for that customer. Prior to recommending speculative low priced securities to their non-institutional customers, broker-dealers must make reasonable efforts to obtain information about the customer’s financial status, tax status, investment objectives and other information. Under interpretations of these rules, the NASD believes that there is a high probability that speculative low priced securities will not be suitable for at least some customers. The NASD requirements make it more difficult for broker-dealers to recommend that their customers buy our common stock, which may limit your ability to buy and sell our stock.

     Please read this prospectus carefully. You should rely only on the information contained in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information provided by the prospectus is accurate as of any date other than the date on the front of this prospectus.

FORWARD-LOOKING STATEMENTS

     This prospectus contains forward-looking statements which relate to future events or our future financial performance. In some cases, you can identify forward-looking statements by terminology such as “may”, “should”, “expects”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue” or the negative of these terms or other comparable terminology. These statements are only predictions and involve known and unknown risks, uncertainties and other factors, including the risks in the section entitled “Risk Factors” on pages 4 to 11, that may cause our or our industry’s actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by these forward-looking statements.

     While these forward-looking statements, and any assumptions upon which they are based, are made in good faith and reflect our current judgment regarding the direction of our business, actual results will almost always vary, sometimes materially, from any estimates, predictions, projections, assumptions or other future performance suggested herein. Except as required by applicable law, including the securities laws of the United States, we do not intend to update any of the forward-looking statements to conform these statements to actual results. The safe harbor for forward-looking statements provided in the Private Securities Litigation Reform Act of 1995 does not apply to the offering made in this prospectus.

SECURITIES AND EXCHANGE COMMISSION’S PUBLIC REFERENCE

     Any member of the public may read and copy any materials filed by us with the Securities and Exchange Commission at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. The SEC maintains an Internet website (http://www.sec.gov) that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC.

THE OFFERING

     This prospectus covers the resale by the selling stockholders named in this prospectus of up to 1,800,800 shares of common stock which were issued pursuant to several private placement transactions made by us pursuant to Regulation S promulgated under the Securities Act, 1933, as amended.

     The selling stockholders may sell their shares of our common stock at $0.10 per share until our common stock is quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We will not receive any proceeds from the resale of shares of our common stock by the selling stockholder.

USE OF PROCEEDS

     The shares of common stock offered by this prospectus are being registered for the account of the selling stockholders named in this prospectus. As a result, all proceeds from the sales of the common stock will go to the selling stockholders and we will not receive any proceeds from the resale of the common stock by the selling stockholders. We will, however, incur all costs associated with this registration statement and prospectus.

DETERMINATION OF OFFERING PRICE

     The offering price of $0.10 per share has been determined arbitrarily and does not have any relationship to any established criteria of value, such as book value or earning per share. Additionally, because we have no significant operating history and have not generated any material revenue to date, the price of the common stock is not based on past earnings, nor is the price of the common stock indicative of the current market value of the assets owned by us. No valuation or appraisal has been prepared for our business and potential business expansion. Our common stock is presently not traded on any market or securities exchange and we have not applied for listing or quotation on any public market.

DIVIDEND POLICY

     We have not declared or paid any cash dividends since inception. We intend to retain future earnings, if any, for use in the operation and expansion of our business and do not intend to pay any cash dividends in the foreseeable future. Although there are no restrictions that limit our ability to pay dividends on our common stock, we intend to retain future earnings for use in our operations and the expansion of our business.

SELLING STOCKHOLDERS

     The selling stockholders may offer and sell, from time to time, any or all of the common stock issued. Because the selling stockholders may offer all or only some portion of the 1,800,800 shares of common stock to be registered, no estimate can be given as to the amount or percentage of these shares of common stock that will be held by the selling stockholders upon termination of the offering.

     The following table sets forth certain information regarding the beneficial ownership of shares of common stock by the selling stockholders as of October 19, 2006, and the number of shares of common stock covered by this prospectus.

     Other than the relationships described below, none of the selling stockholders had or have any material relationship with us. None of the selling stockholders is a broker-dealer or an affiliate of a broker-dealer to our knowledge.

Name of Selling Stockholder and Position, Office or Material Relationship with Royaltech Corp.	Common Shares owned by the Selling Stockholder(2)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
			# of Shares	% of Class
Jun Jing	30,000	30,000	0	0
Danmei Yu	25,000	25,000	0	0
Wei Qu	30,000	30,000	0	0
Zhen Jiang	25,000	25,000	0	0
Jing He	20,000	20,000	0	0
Yang Li	10,000	10,000	0	0
Haojan Liu	10,000	10,000	0	0
Yanzong Shao	10,000	10,000	0	0
Jiayuan Zhou	5,000	5,000	0	0
Guixin Li	20,000	20,000	0	0
Junzheng Wang	20,000	20,000	0	0
Jie Luo	30,600	30,600	0	0
Dachen Jiang	37,200	37,200	0	0
Pu Theresa Yan	10,300	10,300	0	0
Zibing Zhang	78,000	78,000	0	0
Jianqiu Xia	10,000	10,000	0	0

Name of Selling Stockholder and Position, Office or Material Relationship with Royaltech Corp.	Common Shares owned by the Selling Stockholder(2)	Total Shares to be Registered Pursuant to this Offering	Number of Shares Owned by Selling Stockholder After Offering and Percent of Total Issued and Outstanding(1)
			# of Shares	% of Class
Shan Lu	30,000	30,000	0	0
Tao Jiang	10,000	10,000	0	0
Bo Wu	50,000	50,000	0	0
Beihua Hu	10,000	10,000	0	0
Yajuan Mu	30,000	30,000	0	0
Shuiwang Li	20,000	20,000	0	0
Changhong Zhu	120,000	120,000	0	0
Lu Yang	100,000	100,000	0	0
Lequan Zhuge	10,000	10,000	0	0
Ye Wen	10,000	10,000	0	0
Shijie Qi	10,000	10,000	0	0
Jou Chu Hsia	240,000	240,000	0	0
Wai Tai Trading Inc.(3)	47,400	47,400	0	0
Kalvin Lo	35,000	35,000	0	0
Brian King	40,000	40,000	0	0
Linda King	20,000	20,000	0	0
Jennifer Sun	20,000	20,000	0	0
Stephanie Sun	20,000	20,000	0	0
Maryse Leblond	4,500	4,500	0	0
Yves Goyette	4,500	4,500	0	0
Walter Wlasenko	4,500	4,500	0	0
Patricia Medina	4,500	4,500	0	0
Felix Furst	4,500	4,500	0	0
George Rickli	4,500	4,500	0	0
Gatot Susilo	4,500	4,500	0	0
Gary Brodkin	4,500	4,500	0	0
Wayne Wortman	4,500	4,500	0	0
Dr. Jean Tchervenko	4,500	4,500	0	0
Dr. Ron Guttmann	4,500	4,500	0	0
Kai Yu	1,800	1,800	0	0
Rui Yang	21,000	21,000	0	0
Chenling Shi	100,000	100,000	0	0
Ding Yuan	50,000	50,000	0	0
Wei Wang	50,000	50,000	0	0
Huafeng Pei	50,000	50,000	0	0
Yan Wang	2,000	2,000	0	0
Youjun Wang	3,000	3,000	0	0
Hong Sheng	30,000	30,000	0	0
TTY Systems Inc.(4)	250,000	250,000	0	0
Total		1,800,800	0	0

(1)	Assumes all of the shares of common stock offered are sold. Based on 13,023,800 common shares issued and outstanding on October 19, 2006.

(2)	Beneficial ownership is determined in accordance with SEC rules and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants and convertible preferred stock currently exercisable or convertible, or exercisable or convertible within sixty (60) days, are counted as outstanding for computing the percentage of the person holding such options or warrants but are not counted as outstanding for computing the percentage of any other person.

(3)	Wai Tai Trading Inc. is a wholly owned and operated by Mr. Selva Yuen.

(4)	TTY Systems Inc. is a wholly owned and operated by Y.C. Sun, the brother of Victor Sun.

     We may require the selling security holder to suspend the sales of the securities offered by this prospectus upon the occurrence of any event that makes any statement in this prospectus or the related registration statement untrue in any material respect or that requires the changing of statements in these documents in order to make statements in those documents not misleading.

PLAN OF DISTRIBUTION

     The selling stockholders may, from time to time, sell all or a portion of the shares of common stock on any market upon which the common stock may be quoted, in privately negotiated transactions or otherwise. Our common stock is not currently listed on any national exchange or electronic quotation system. To date, no actions have been taken to list our shares on any national exchange or electronic quotation system. Because there is currently no public market for our common stock, the selling stockholders will sell their shares of our common stock at a price of $0.10 per share until shares of our common stock are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices or privately negotiated prices. We intend to keep this registration statement effective until either all of the securities offered by the selling stockholders have been sold pursuant to the prospectus, or until all of the securities are eligible for sale pursuant to Rule 144. The shares of common stock may be sold by the selling stockholders by one or more of the following methods, without limitation:

(a)	block trades in which the broker or dealer so engaged will attempt to sell the shares of common stock as agent but may position and resell a portion of the block as principal to facilitate the transaction;

(b)	purchases by broker or dealer as principal and resale by the broker or dealer for its account pursuant to this prospectus;

(c)	an exchange distribution in accordance with the rules of the exchange or quotation system;

(d)	ordinary brokerage transactions and transactions in which the broker solicits purchasers;

(e)	privately negotiated transactions; and

(f)	a combination of any aforementioned methods of sale.

     The shares may also be sold in compliance with the Securities and Exchange Commission’s Rule 144.

     In the event of the transfer by any selling stockholder of his or her shares to any pledgee, donee or other transferee, we will amend this prospectus and the registration statement of which this prospectus forms a part by the filing of a post-effective amendment in order to have the pledgee, donee or other transferee in place of the selling stockholder who has transferred his or her shares.

     In effecting sales, brokers and dealers engaged by the selling stockholders may arrange for other brokers or dealers to participate. Brokers or dealers may receive commissions or discounts from the selling stockholders or, if any of the broker-dealers act as an agent for the purchaser of such shares, from the purchaser in amounts to be negotiated which are not expected to exceed those customary in the types of transactions involved. Broker-dealers may agree with the selling stockholders to sell a specified number of the shares of common stock at a stipulated price per share. Such an agreement may also require the broker-dealer to purchase as principal any unsold shares of common stock at the price required to fulfill the broker-dealer commitment to the selling stockholders if such broker-dealer is unable to sell the shares on behalf of the selling stockholders. Broker-dealers who acquire shares of common stock as principal may thereafter resell the shares of common stock from time to time in transactions which may involve block transactions and sales to and through other broker-dealers, including transactions of the nature described above. Such sales by a broker-dealer could be at prices and on terms then prevailing at the time of sale, at prices related to the then-current market price or in negotiated transactions. In connection with such resales, the broker-dealer may pay to or receive from the purchasers of the shares, commissions as described above.

     The selling stockholders and any broker-dealers or agents that participate with the selling stockholders in the sale of the shares of common stock may be deemed to be “underwriters” within the meaning of the Securities Act in connection with these sales. In that event, any commissions received by the broker-dealers or agents and any profit on the resale of the shares of common stock purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     From time to time, the selling stockholders may pledge their shares of common stock pursuant to the margin provisions of their customer agreements with their brokers. Upon a default by a selling stockholder, the broker may offer and sell the pledged shares of common stock from time to time. Upon a sale of the shares of common stock, the selling stockholders intend to comply with the prospectus delivery requirements, under the Securities Act, by delivering a prospectus to each purchaser in the transaction. We intend to file any amendments or other necessary documents in compliance with the Securities Act which may be required in the event any selling stockholder defaults under any customer agreement with brokers.

     To the extent required under the Securities Act, a post effective amendment to this registration statement will be filed, disclosing, the name of any broker-dealers, the number of shares of common stock involved, the price at which the common stock is to be sold, the commissions paid or discounts or concessions allowed to such broker-dealers, where applicable, that such broker-dealers did not conduct any investigation to verify the information set out in this prospectus and other facts material to the transaction. In addition, a post-effective amendment to this Registration Statement will be filed to include any additional or changed material information with respect to the plan of distribution not previously disclosed herein.

     We and the selling stockholders will be subject to applicable provisions of the Exchange Act and the rules and regulations under it, including, without limitation, Rule 10b-5 and, insofar as the selling stockholders are distribution participants and we, under certain circumstances, may be a distribution participant, under Regulation M.

     The anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of common stock by the selling stockholders, and there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, a selling stockholder or its agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our common stock while they are distributing shares covered by this prospectus. Accordingly, the selling stockholder is not permitted to cover short sales by purchasing shares while the distribution it taking place. We will advise the selling stockholders that if a particular offer of common stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission. All of the foregoing may affect the marketability of the common stock.

     All expenses of the registration statement including, but not limited to, legal, accounting, printing and mailing fees are and will be borne by us. Any commissions, discounts or other fees payable to brokers or dealers in connection with any sale of the shares of common stock will be borne by the selling stockholders, the purchasers participating in such transaction, or both.

     Any shares of common stock covered by this prospectus which qualify for sale pursuant to Rule 144 under the Securities Act, as amended, may be sold under Rule 144 rather than pursuant to this prospectus.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar for our common stock is Intercontinental Registrar & Transfer Agency Inc. of Boulder City, Nevada, located at Suite 1, 900 Buchanan Blvd, Boulder City, Nevada 89005, telephone: 702.293.6717.

LEGAL PROCEEDINGS

     We know of no material, existing or pending legal proceedings against our company, nor are we involved as a plaintiff in any material proceeding or pending litigation. There are no proceedings in which any of our directors, officers or affiliates, or any registered or beneficial shareholder, is an adverse party or has a material interest adverse to our interest.

DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS

     All directors of our company hold office until the next annual meeting of the stockholders or until their successors have been elected and qualified. The officers of our company are appointed by our board of directors and hold office until their death, resignation or removal from office. Our directors and executive officers, their ages, positions held, and duration as such, are as follows:

Name	Position Held with the Company	Age	Date First Elected or Appointed
Chenxi Shi	President and Chief Executive Officer and Director	40	April 2004
Victor I. H. Sun	Vice-President and Director	63	April 2004
Chun Xu	Vice-President and Director	47	April 2004
Louis H. Ladouceur	Corporate Development and Public Affair Officer and Director	64	April 2004
Kang Zhang	Biomedical Technology Officer	66	April 2004
John B. Richardson	Medical Officer	68	April 2004
Edward Beshlian	Marketing Officer	68	April 2004

Business Experience

     The following is a brief account of the education and business experience of each director and executive officer during at least the past five years, indicating each person’s business experience, principal occupation during the period, and the name and principal business of the organization by which he was employed.

Chenxi Shi, President, Chief Executive Officer and Director

     Mr. Shi is one of the founding directors and has served as the Chairman of the Board of the Directors since founding our company in April, 2004. Mr. Shi has over 10 years of work experience in computer technology and business management. Mr. Shi has held various technical and managerial positions from entry level to the corporate senior. Mr. Shi has worked in Northern Jiaotong University, Beijing Jiada Technologies Company, Legend Computer Group Co. (Lenovo) and Investors Group of Canada. Mr. Shi received his Bsc in computer sciences from Northern Jiaotong University and MBA from Peking University.

Mr. Shi provides his services on a full time basis to our company.

Victor I. H. Sun, Vice-President and Director

     Mr. Sun joined our company in April, 2004 as vice president and a director. Mr. Sun is a professional engineer with over 30 years of engineering and management experience of which 14 years were with Lafarge Cement where he directed the design of control and automation systems for all new and rehabilitation projects. He has overseen design implementation and installation of computer and control systems in many cement plants. Prior to co-founding Asia Pacific Concrete Inc., he worked for Monenco Agra as the instrumentation discipline engineer for the Hibernia Offshore Platform Project. His experience in developing business in China dates back for 24 years during his employment with Lafarge Cement. He assisted in establishing Amingo, has continued to build relations with contacts in China and has been instrumental in developing many potential joint venture projects. At present, Mr. Sun is the President and CEO of East Delta Resources Corp. a NASDAQ OTC listed company working on the gold and other precious metals business.

Chun Xu, Vice President and Director

     Dr. Xu is one of our co-founders and has over 20 years of clinical and medical research experiences. He started an academic career in Canada with the Jeanne Timmins Fellowship from Montreal Neurological Institute, and since, received a Ph.D in neuropathology from McGill University, and postdoctoral training on brain aging and Alzheimer’s disease from Montreal General Hospital. Dr. Xu has been invited by and given seminars at several

Chinese medical authorities, China Society of Neurology and Psychiatrics, China SFDA, SATM, and CHSTS over the past 8 years, on medical issues, and US FDA regulations. Before joining our company, Dr. Xu was involved in the development and marketing of biomedical products at a Canadian firm, and worked at an US medical consulting firm, Innovative Science Solutions, LLC (NJ, USA) where he was responsible for the regulatory, scientific and litigation supports to the drug and biotech manufacturers.

Louis H. Ladouceur, Corporate Development and Public Affair Officer and Director

     Mr. Ladouceur joined the company in April, 2004 as the Corporate Development and Public Affairs Officer and director. He is currently the President and CEO of Delta Placement, a private investment company in the hospitality and related consulting business. He is also a director of East Delta Resources Corp. East Delta Resources Corp. is a publicly held Delaware corporation whose common shares are quoted on the OTC BB under the symbol EDLT and are also listed on the Frankfurt Exchange under the symbol EJK.

     Mr. Ladouceur has held various executive and senior management positions in Lafarge and was the former Director of Lafarge Consultant Automation, being responsible for the overall operation and business development, providing automation advice, consulting services and “turn-key” systems to all Lafarge’s North American plants and outside clients. His experience in the engineering, financing and management practice has helped him develop many approaches to running a company. Mr. Ladouceur was the President and CEO of Sino-Canadian Resources Inc., a NASDAQ OTC company and sold the business in late 1997 due to the drastic drop in gold prices.

Kang Zhang, Biomedical Technology Officer

     Mr. Zhang joined the company in April, 2004 as Biomedical Technology Officer and has over 40 years of experiences in clinical laboratory diagnostic practice and researches. He has held technical positions in hospitals and research labs during his 30 some year clinical practice, including such as director of the central laboratory and director of the clinical laboratory diagnostic department of Shanghai Sailors Hospital. Mr. Zhang has also been appointed as a member of the editorial boards of China Journal of Clinical Diagnosis, China Journal of Navigation Medicine, and The Journal of Contemporary Clinical Chemistry, and has been publications in more than 20 books and periodicals. Retired from his hospital practice, Mr. Zhang over the past 7-8 years has been involved in the development of laboratory diagnostic techniques and kits, including some of the first in the China market and remain in the frontier of the field worldwide, in particular, those for hepatocacinoma and or gastrocacinoma (AFU, Patent No. CN 1428435A, and GPDA, Patent No. CN 1428436A); for diabetic management (1,5-AG) and for hepatobiliary hyperbilirubinemia (Bc-True TM ).

John B. Richardson, Medical Officer

     Dr. Richardson joined the company in April, 2004 a Medical Officer. Dr. Richardson received his MD, and PhD from McGill University and has 40 yrs of clinical practice in pathology and CNS research. Dr. Richardson has been serving as a senior pathologist at Montreal General Hospital and Director of the Neuropathology Department at Montreal Neurological Institute/Hospital. He has extraordinary academic and teaching experiences, being a Professor of Pathology, Professor of Pharmacology, and Professor of Neurology and Neurosurgery at McGill and previously serving as the Chairman of McGill Pathology Department, Director of Research Advisory Committee, Montreal General Hospital Research Institute. His clinical practice and research achievement on pulmonary and CNS disorders, in particular, the brain aging and Alzheimer disease, have brought him numerous awards and the reputation of being a renowned physician and scientist.

Edward Beshlian, Marketing Officer

     Mr. Beshlian joined the company in April, 2004 a the Marketing Officer and brings over 30 years of experience in international marketing, sales and outsourcing and offshore manufacturing. His academic background is multinational, having obtained a French Baccalaureate in Business Administration from Beirut and a Marketing Management diploma from Turin, Italy, as well as several corporate management trainings in Europe, the Middle East, and North America. Mr. Beshlian is fluent in 5 languages including French and English. He has previously held senor executive positions in Xerox Corp, AES Data Ltd. and Eastman Kodak Company. Mr. Beshlian founded EB Intermark Inc. Canada in 1985, and has successfully developed markets in Canada, Latin America, South-East

Asian, Japan, Europe and Middle East for both companies in Canadian and US and clients from Asian and European countries.

Committees of the Board

     We do not have a separate audit committee at this time. Our entire board of directors acts as our audit committee.

Family Relationships

There are no family relationships among our directors or officers.

Involvement in Certain Legal Proceedings

     Our directors, executive officers and control persons have not been involved in any of the following events during the past five years:

1.	any bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time;

2.	any conviction in a criminal proceeding or being subject to a pending criminal proceeding (excluding traffic violations and other minor offenses);

3.	being subject to any order, judgment, or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities; or

4.	being found by a court of competent jurisdiction (in a civil action), the Commission or the Commodity Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended, or vacated.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth, as of October 19, 2006, certain information with respect to the beneficial ownership of our common stock by each stockholder known by us to be the beneficial owner of more than 5% of our common stock and by each of our current directors and executive officers. Each person has sole voting and investment power with respect to the shares of common stock, except as otherwise indicated. Beneficial ownership consists of a direct interest in the shares of common stock, except as otherwise indicated.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership	Percentage of Class(1)
Chenxi Shi 1855 Talleyrand #203A Brossard, QC, Canada	4,150,000(2)	31.86%
Victor Sun 99 De La Moselle Saint Lambert, QC, Canada	2,000,000	15.36%
Chun Xu 105 Rue Terry Fox, Ile des Soeurs Montreal, QC, Canada	2,000,000	15.36%
Kang Zhang Room 603 Building 26 Lane 818, Shuidian Road, Hongkou District, Shanghai, P.R. China	1,000,000	7.68%
Total (directors and officers as a group)	9,150,000	70.26%

(1)	Based on 13,023,800 shares outstanding as of October 19, 2006.

(2)	Of these, 3,800,000 are held directly by Mr. Shi and 350,000 are held by Aventech Capital Inc., a company owned by Mr. Shi.

Changes in Control

     We are unaware of any contract, or other arrangement or provision of our Articles or by-laws, the operation of which may at a subsequent date result in a change of control of our company.

DESCRIPTION OF COMMON STOCK

     We are authorized to issue 50,000,000 shares of common stock with a par value of $0.0001. As at October 19, 2006, we had 13,023,800 shares outstanding. Upon liquidation, dissolution or winding up of the corporation, the holders of common stock are entitled to share ratably in all net assets available for distribution to stockholders after payment to creditors. The common stock is not convertible or redeemable and has no preemptive, subscription or conversion rights. There are no conversion, redemption, sinking fund or similar provisions regarding the common stock. Each outstanding share of common stock is entitled to one vote on all matters submitted to a vote of stockholders. There are no cumulative voting rights.

     Each stockholder is entitled to receive the dividends as may be declared by our board of directors out of funds legally available for dividends and, in the event of liquidation, to share pro rata in any distribution of our assets after payment of liabilities. Our board of directors is not obligated to declare a dividend. Any future dividends will be subject to the discretion of our board of directors and will depend upon, among other things, future earnings, the operating and financial condition of our company, its capital requirements, general business conditions and other pertinent factors. It is not anticipated that dividends will be paid in the foreseeable future.

     There are no provisions in our articles of incorporation or our bylaws that would delay, defer or prevent a change in control of our company.

CHANGES IN AND DISAGREEMENTS WITH ACCOUNTANTS ON ACCOUNTING AND FINANCIAL DISCLOSURE

     We engaged the firm of Manning Elliott LLP, Chartered Accountants in November, 2005 to audit our financial statements for the period from April 13, 2004 (Date of Inception) to September 30, 2005 and to review our interim financial statements for the interim period to June 30, 2006. There has been no change in accountants and no disagreements with Manning Elliott LLP, Chartered Accountants, on any matter of accounting principles or practices, financial statement disclosure, or auditing scope procedure.

INTEREST OF NAMED EXPERTS AND COUNSEL

     No expert or counsel named in this prospectus as having prepared or certified any part of this prospectus or having given an opinion upon the validity of the securities being registered or upon other legal matters in connection with the registration or offering of the common stock was employed on a contingency basis or had, or is to receive, in connection with the offering, a substantial interest, directly or indirectly, in the registrant or any of its parents or subsidiaries. Nor was any such person connected with the registrant or any of its parents, subsidiaries as a promoter, managing or principal underwriter, voting trustee, director, officer or employee.

EXPERTS

     The financial statements of Royaltech Corp. included in this registration statement have been audited by Manning Elliott LLP, Chartered Accountants, to the extent and for the period set forth in their report (which contains an explanatory paragraph regarding our company’s ability to continue as a going concern) appearing elsewhere in the registration statement, and are included in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

DISCLOSURE OF SEC POSITION OF
INDEMNIFICATION FOR SECURITIES ACT LIABILITIES

     Our Bylaws and Certificate of Incorporation entitle our directors or executive officers to indemnification to the fullest extent permitted under Section 145 of the Delaware General Corporation Law, as may be amended. Our Bylaws and Certificate of Incorporation also provide that our directors shall not be liable to the company or our stockholders for monetary damages for breach of duty, except (a) for any breach of duty of loyalty to the company or our stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the Delaware General Corporation Law, or (d) for any transaction from which a director derived an improper personal benefit.

     The Delaware General Corporation Law allows a company to indemnify our officers, directors, employees, and agents from any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative, except under certain circumstances. Indemnification may only occur if a determination has been made that the officer, director, employee, or agent acted in good faith and in a manner, which such person believed to be in the best interests of the Registrant. A determination may be made by the stockholders; by a majority of the directors who were not parties to the action, suit, or proceeding confirmed by opinion of independent legal counsel; or by opinion of independent legal counsel in the event a quorum of directors who were not a party to such action, suit, or proceeding does not exist.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of our company under Delaware law or otherwise, our company has been advised that the opinion of the Securities and Exchange Commission is that such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable.

DESCRIPTION OF BUSINESS

Overview

     We are a Delaware Corporation established in April 2004 to capitalize on the emerging biomedical industry in the People’s Republic of China by offering our technology in the development and manufacturing of clinical diagnostic techniques/kits to be applied in the diagnosis of common diseases such hepatocacinoma, gastrocacinoma, diabetes and hepatobiliary disorders.

Product Overview

     We have obtained the non-exclusive right to manufacture and market four clinical diagnostic techniques/kits which were developed by Mr. Kang Zhang after years of research and development. They have been approved by the Chinese government after a series of clinical testing and meet the regulations of various Chinese State agencies. We also have the first right to manufacturer and market the future products that are currently underdevelopment. We expect to have all of our products available for sale in June 2007.

     We have entered into a licensing agreement that grants to us a license to distribute, promote, market and sell the clinical diagnostic technique/kits in exchange for a fee of 12.5% of the factory unit price on the kits produced. Mr. Zhang has previously licensed the right of manufacture and marketing of the four kits to a small private biotech firm in Zhejiang, China. Currently, the clinical diagnostic kits are manufactured and marketed in two regions in China.

The following is a brief description of the four proprietary clinical diagnostic techniques/kits:

Clinical Diagnostic Kit	Application
AFU	Developed under a Chinese patent in 2001, the AFU Clinical Diagnostic Kit is complimentary to the AFP in the diagnosis of Primary hepatocellular carcinoma. It also differentiates primary hepatocellular carcinoma with acute chronic hepatitis and cirrhosis.
1,5-AG	Developed in 2003, the 1,5-AG Clinical Diagnostic Kit monitors diabetic management and glucose excursion and as an indicator for diabetic kidney complications and liver cirrhotic kidney problems.
It is highly sensitive and we believe it has the potential to become an automatic lab routine.
Bc-True™	The Bc-True Clinical Diagnostic Kit was developed 2003 as an early, sensitive indicator of conjugated bilirubin in impaired hepatobiliary excretion which reflects the true value of Bc.
GPDA	The GPDA Clinical Diagnostic Kit, which was developed under a Chinese Patent in 2001, assists in the diagnosis of PHC/MHC and gastric cancer.

      The following is our management’s analysis of the four proprietary Clinical Diagnostic Kits and advantages of each:

1. AFU Clinical Diagnostic Kit

General

     The AFU Clinical Diagnostic Kit is a non-invasive test used in the early diagnosis of liver cancer. The AFU Clinical Diagnostic Kit has been approved by the Chinese government after series of clinical testing and meets the regulations of various Chinese State agencies.

     Among the currently used traditional non-invasive lab tests, AFP is still the most commonly used. However, it cannot confirm a primary hepatocellular carcinoma diagnosis alone because cirrhosis or chronic hepatitis can also produce high AFP levels. Advantages of the AFU Clinical Diagnostic Kit include:

•	Clinically, using the AFP together with AFU Clinical Diagnostic Kit (or using multiple tumor markers including the two) can increase the sensitivity to 85-90% and specificity to 90-99% in making a primary hepatocellular carcinoma diagnosis.

•	Early diagnosis of liver cancer, particularly in patients with liver mass that cannot be differentiated by computer imaging technology.

•	Detects AFP-low or AFP-negative primary hepatocellular carcinoma patients.

•	Primary hepatocellular carcinoma can be predicted and screened by measuring and monitoring AFU activity in patients with liver cirrhosis (almost all primary hepatocellular carcinoma patients have liver cirrhosis).

Market

     It is very difficult to determine the market size for the AFU test kit. Current sales of the AFU test kits are approximately 5 million RMB ($0.625 million). The retail price for the AFU test kit is approximately 500 – 600 RMB ($62.5 - $75) per box.

Future Costs

     All four of our test kits will share the same manufacturing capacity. We will require an estimated budget of $250,000 - $500,000, approximately 25% of which will be allocated to each product, to set up the capacity to produce and put the products to market before we are able to generate revenues. These costs will be funded from our working capital or, if required, through additional equity or debt financing.

Competition

     We face competition from several companies that manufacture and market products similar to the AFU test kit, including Quark Biotech Ltd., Shanghai Wantai biopharmaceuticals, Zhongshan Biotech and major western pharmaceutical firms such as Abbott lab, Bayer, Biosystems, Ortho Clinical Diagnostics and Johnson & Johnson. We believe the AFU test kit is competitive, if not superior, to similar products produced and marketed by our competitors. Our AFU test kit is intended to utilize techniques to provide improved accuracy, be more user-friendly and cost approximately 15 – 20% less than our competitors products.

2. 1,5-AG Clinical Diagnostic Kit

General

     1,5-anhydro-D-glucitol (1,5-AG) Clinical Diagnostic Kit is used to monitor diabetic management and glucose excursion and as an indicator for diabetic kidney complications and liver cirrhotic kidney problems. It has obtained China’s approval for marketing after passing clinical testing and meeting all the regulations.

     The 1,5-AG has been suggested as a novel marker of glucose excursions that can be used in monitoring the diabetic progress and management (Dworacka, 2002; Yamanouchi 1994; Tanabe, 1994; Buse, 2003). Also, in recent years a great deal of attention has been focused on post-prandial hyperglycemia as a risk factor for cardiovascular mortality.

The advantages of the 1.5 -AG Clinical Diagnostic Kit include:

•	1,5-AG testing is superior to the routinely used parameters such as fasting plasma glucose (FPG ) and HbA1c, which are not efficient for determination of daily glucose excursion (Roberson, 1991; Fukumura, 1994).

•	The 1,5-AG level in normal subject serum remains stable, uninfluenced by prandial glucose intake. It can therefore reflect acute episodes of hyperglycaemia more sensitively than HbA1c does, and is correlated with FPG and postprandial hyperglycaemic peaks.

•	1,5-AG is significantly decreased in diabetic patients. It is highly specific (93%) and sensitive (84%) for diagnosis of diabetes by WHO standards, while the sensitivity for HbA1c and FA are very low (67.5%, 64.6% respectively). The 1,5-AG testing can be used as a sensitive, day-to-day, real time marker of glycermic control, and is superior to both HbA1c and FA, particularly in detecting near- normoglycermia.

•	It is reported that under efficient diabetic management, serum 1,5-AG gradually rises to normal, and remains stable (Pitckenan, 1990). It is generally correlated with HbA1c for the period under the efficient control. A sudden drop of serum 1,5-AG afterwards signals a failure of the management and a need for readjustment of the treatment plan. If the recovery of the 1,5-AG level is contra-paralleled with the level of urine N-acetyl-D-glucosaminidase, it may indicate a serious diabetic kidney complication.

•	The test can also be fast and easily performed on an automatic biochem lab instrument, and may be used in large hospital and clinics for relatively large amount of samples to be tested at the same time.

Market

     We anticipate that sales of the 1,5-AG test kit will be primarily to hospitals and clinics in China and the U.S. However, it is very difficult to determine the market size for the 1,5-AG test kit because no similar products are currently on the market.

Future Costs

     All four of our test kits will share the same manufacturing capacity. We will require an estimated budget of $250,000 - $500,000, approximately 25% of which will be allocated to each product, to set up the capacity to produce and put the products to market before we are able to generate revenues. These costs will be funded from our working capital or, if required, through additional equity or debt financing.

Competition

     There are no similar products as the 1,5-AG test kit currently available on the market. Although, Quark Biotech Ltd. has acquired the rights to manufacture the 1,5-AG test kit, it has not put any kits on the market.

3. Bc-True™ Clinical Diagnostic Kit

General

     The Bc-True™ Clinical Diagnostic Kit is a newly developed technique which efficiently excludes the B´ and Bu in the reaction, and provides a precise reading of Bilirubinemia. The Bc TrueTM Clinical Diagnostic Kit can, with improved sensitivity and specificity, truly reflect the Bc changes and fluctuations in the course of disease and recovery.

     In a variety of hepatobiliary diseases, hemolysis, pulmonary diseases and many others, bilirubin measuring is one of the most common clinical practices. Traditionally circulating bilirubin exist in two main forms as determined by the Van de Bergh reaction, which differentiates bilirubin into conjugated (Bc or Bd, i.e. bilirubin direct, because of its “direct-reacting” in the diazo reaction without the addition of alcohol) and unconjugated (Bu) form. The total amount, and proportion of each form are used to assist in determining the causes of the hyperbilirubinemia (an abnormal increase of bilirubin in the blood) and to monitor the progress and recovery course of the diseases.

     However, the traditional diazo reaction cannot differentiate anther form that is called delta bilirubin (biliprotein, B´). B´ increases in serum when hepatic excretion of Bc is impaired, (cholestasis) and the liver retains intact conjugation mechanism. It has a long half-life and is not excreted in the urine. The coexisting of the B´ in the

Bc is a factor that renders the diagnosis and monitoring of the progress and recovery uncertain, particularly in the recovery of the cholestasis.

Market

     We anticipate that sales of the Bc-True™test kit will be primarily to hospitals and clinics in China and the U.S. It is very difficult to determine the market size for the Bc-True™ test kit because there are no similar products on the market.

Future Costs

     All four of our test kits will share the same manufacturing capacity. We will require an estimated budget of $250,000 - $500,000, approximately 25% of which will be allocated to each product, to set up the capacity to produce and put the products to market before we are able to generate revenues. These costs will be funded from our working capital or, if required, through additional equity or debt financing.

Competition

     There are no similar products as the Bc-True™ test kit currently available on the market. Although, Quark Biotech Ltd. has acquired the rights to manufacture the Bc-True™ test kit, it has not put any kits on the market.

4. GPDA Clinical Diagnostic Kit

General

     The GPDA Clinical Diagnostic Kit assists in the diagnosis of PHC/MHC and gastric cancer. The advantages of the GPDA Clinical Diagnostic Kit include:

•	Proven to be a fast and easy-to-use clinical diagnosis of hepatocacinoma and gastric cancer for many years. The hospital and clinical prescription of GDPA testing is part of the daily practice routine, like blood sugar testing used for diabetes.

•	Good indicator for HPC gastric cancer monitoring.

Market

     It is very difficult to determine the market size for the GPDA test kit. Current sales of the GPDA test kits are approximately 5 – 6 million RMB ($0.625 – $0.725 million). The retail price for the GPDA test kit is approximately 850 – 1200 RMB ($106 – $150) per box.

Future Costs

     All four of our test kits will share the same manufacturing capacity. We will require an estimated budget of $250,000 - $500,000, approximately 25% of which will be allocated to each product, to set up the capacity to produce and put the products to market before we are able to generate revenues. These costs will be funded from our working capital or, if required, through additional equity or debt financing.

Competition

     We face competition from several companies that manufacture and market products similar to the GPDA test kit, including Quark Biotech Ltd., Shanghai Wantai biopharmaceuticals, Zhongshan Biotech and major western pharmaceutical firms such as Abbott lab, Bayer, Biosystems, Ortho Clinical Diagnostics and Johnson & Johnson. We believe the AFU test kit is competitive, if not superior, to similar products produced and marketed by our competitors. Our GPDA test kit is intended to utilize techniques to provide improved accuracy, be more user-friendly and cost approximately 15 – 20% less than our competitors products.

Customers

     There are basically two groups of customers: one is the major general hospitals and clinics, another is the patients and or health conscious consumers. Since our clinical diagnostic kits are targeting common diseases and can be used and promoted for the two types of customers, hospitals, both governmental and private and the health conscious populations can be equally important buyers.

     As part of the regular hospital and clinic routine practice, the hospitals and clinical have to consistently require certain amount and maintain certain an inventory of the clinical diagnostic kits for daily use, and the health conscious populations buy the kits for at-home use once a while, for which the frequency of use varies, e.g., for the diabetic control, the clinical diagnostic kits may be needed as frequently as every week.

Marketing

     In China, almost all large-sized, general hospitals having the most advanced technology, doctors and received generally large amount of daily patients, are government owned. The purchase of the hospitals for daily use are through regular government supply and distribution channels, for which products like ours need to get into the line of regular distribution channels to reach the buyers and users. The government agencies have regular supply and distribution lists for various clinical products.

     Over the past 10 years, as China’s economy changes, the state-owned medical system is evolving as the society enters the market economy. The pharmaceutical and biotech firms including foreign agencies are now allowed to promote and distribute their products directly to the hospitals and clinics. Similar to North America, seminars, conferences and marketing brochures to introduce the products, given and or distributed by clinical scientists and or sales teams from each manufacturers to the hospital and clinics staff are increasingly seen as part of the marketing activities.

     In China, pharmacies are becoming more and more independent on individual small retailers for products like ours. The health conscious consumers will have to rely on the pharmacies to get assess to the products. The Western pharmacy chains are entering China, which promote the retailing network of healthcare products including OTC drugs and at-home use diagnostic kits. The marketing through the pharmacies chains will be another distribution channel, which relies on partly the commercial activities, and partly scientific awareness propaganda.

Source and Availability of Raw Materials

     There are numerous suppliers and vendors of raw materials needed for producing the clinical diagnostic kits in China, from which we can choose in satisfying our production requirements. We have no contracts with trade vendors and conduct business on an order-by-order basis, a practice that is typical throughout the industry in China.

     Currently one small private biotech firm in Zhejiang province manufactures and distributes the products. It started manufacturing and marketing and is maintaining a stable supply of the raw materials, such as plastic boxes, packaging materials, base reagents, reagent bottles, etc. Mr. Zhang, the inventor provides the key techno-parts to be used in final assembling of the kits. We are undertaking negotiation with this company and other firms to make an operating agreement to jointly produce the kits and expend the marketing in China. We therefore do not foresee any difficulty in having a stable supply of raw materials at the cost within our budget.

Intellectual Property

     Mr. Zhang has been granted patents for two of the four clinical diagnostic kits. Neither the company nor Mr. Zhang holds a patent for the other two clinical diagnostic kits. We are currently not considering applying for patents for the two techniques and clinical diagnostic kits because we believe application for such patents in China would result in public knowledge of the proprietary technology and formulas which would be detrimental to our intellectual property protection.

     Currently only Mr. Zhang and our technical executives have the knowledge of such proprietary techniques and formulas, on which the clinical diagnostic kits are made. We support Mr. Zhang in undertaking the improvement of the current kits, and continued work in the research and development pipeline, which we expect to commercialize in the next 2-3 years.

Research and Development

     Mr. Zhang, our chief technology inventor and is currently conducting improvements on the clinical diagnostic techniques/kits. The improvements will enhance its current sensitivity and specificity and will make it easy to use for consumers, particularly for in-home use. He is currently undertaking in the process of developing future diagnostic kits that are required in clinical practices.

     We support Mr. Zhang with his expert connection in Canada, e.g., McGill University, where some of our scientific directors are associated with, and the biotech advantages in Montreal. We are also taking part in technology design, material supply in order to find the best experimental equipment, material and bio-reagents needed in Mr. Zhang’s research and development work at the minimal requirements of cost, time and labors.

Governmental Regulations

     The manufacturing and sale of biomedical products including clinical diagnostic techniques/kits in the China are subject to regulations of several Ministries, and the State Agencies including the State Food and Drug Administration, the Ministry of Public Health, State Administration of Traditional Medicine, and China Healthcare Science and Technology Society. Currently the four clinical diagnostic techniques/kits are approved by Chinese governments and are currently manufactured by a small private biotech firm to market in the two regions in China. Our strategy will be license or form a joint venture with such a local company to manufacture and market the products in China as such a relationship will assist us in overcoming regulatory hurdles.

     As the further business development, when we expand into markets of other countries, as we foresee in the future, the manufacture and sales of the clinical diagnostic techniques/kits will be subject to the certain regulatory scrutiny in other countries. In particular, research and development, manufacturing, marketing and sales of the biomedical products are subject to the regulations of the Food and Drug Administration in USA, Health Canada in Canada, and various national, state, and provincial authorities in various jurisdictions. In North America, compliance with the standards of current Good Manufacture Practice, Good Laboratory Practice and Good Clinical Practice are important prerequisites.

     To comply with the regulations, we may face a variety of bureaucratic difficulties that may add extra financial burden. We are aware of those regulations and has expert in the management team to deal with such issues in due time.

Production Standard

     We are currently undertaking negotiations with several local biotech firms, including the firm that is granted limited license by Mr. Zhang, the inventor to manufacture and market the kits in currently restricted two regions in China. They are all companies with industry standards meeting the governmental regulation including what are compatible with North American current Good Manufacture Practice and Good Laboratory Practice.

     There is no prohibitive cost in obtaining and maintaining licenses for our products with any local company to jointly making the production and marketing, and it is illegal to do business without these licenses. Since it is an accepted business practice to operate within the regulations of the issued license, the issuance of the license is considered a cost of doing business and fees associated with this are minimal.

     If we were to apply for a new license for any new manufacture facility, or new products derived from Mr. Zhang’s undergoing research and development work, we may have to apply for such licenses, which may be time-consuming and costly. We are not subject to any environmental controls or restrictions that require the outlay of capital or the obtaining of a permit in order to engage in business operation.

Competition

     The biomedical industry in China, in particular the clinical diagnostic techniques/kits is largely fragmented with most competitors’ operating in small regional factories serving local requirements. Most companies in the industry in China do not promote their products through brand name recognition, nor seldom do they market the products through a nationwide sales network.

     Recently the major Western biopharmaceutical giants who have entered China mainly for their drug products are entering this market with products mostly focused on the daily hospital routine laboratory exams involving blood, urine, biochemical analysis. Some of them, e.g. Roche, Bayer, Merck, Pharmacia (now part of the new Pfizer) mainly because of their unmatchable financial mighty, may become dominant forces in China market, so do the Chinese local companies who team up with the Western giants or foreign biotech firms, however none of them have the same products. Currently the similar products made by Western joint-ventures or imported are marketed at 2-5 times the prices of that made by China local manufacturers. For examples, a testing kit for HMAP, another commonly used serum marker for the clinical diagnosis of liver and gastrocancinoma is currently sold in China by a US company at $475/kit for 100 tests, vs. 1,500 RMB ($180US)/kit for 100 tests.

     We expect additional competition to come from the increasing number of new market entrants who have developed or are developing potentially competitive products. We will face competition from numerous sources, including large state owned companies and other entities with the technical capabilities and expertise, which would encourage them to develop and commercialize competitive products. Some of our competitors have certain advantages including, substantially greater financial, technical and marketing resources, greater name recognition, and more established relationships in China. Our competitors may be able to utilize these advantages to expand their product offerings more quickly, adapt to new or emerging technologies and changes in customer requirements more quickly, take advantage of acquisitions and other financing.

     Currently, Mr. Kang Zhang, the inventor of our four products, has granted Quark Biotech Ltd the right to manufacture and market the four products. Quark is unrelated to our company and is based in Zhejiang Province in China. Quark has completed all regulatory filings and has obtained all of the licenses from the Chinese regulators to manufacture and market the four products. Although licenses and regulatory filings are completed and approval for the four products has been granted to Quark Biotech Ltd., we may not be able to obtain these regulatory permissions. Quark will continue to hold this right of manufacturing and marketing the four products in the future and is a directly competitor of us in the market.

     On the overall balanced consideration of the potentials and risks, we are confident about our strength in entering the field now. In anticipating the future competition, we consider becoming a public listing company as long-term strategy of strengthening the corporate financing and acquisition merge power, in competing in the Chinese market and expending into the World market in the future.

Employees

     As of October 19, 2006, we have no full time employees. Our directors and officers handle all of the responsibilities in the area of corporate administration, business development and research.

     We expect that we will add 2 to 3 administrative employees within the next 3 to 6 months due to the increase after the SEC filing, which will cause an increase in the amount of money spent on salaries. We are also searching for contracted technical consulting services from McGill University, and biotechnology firms in Montreal, where our technical directors are associated with, to obtain technical support in anticipating the technical improvement and new research and development progress led by Mr. Zhang, our inventor in China.

MANAGEMENT’S DISCUSSION AND ANALYSIS AND PLAN OF OPERATION

     The following discussion should be read in conjunction with our audited financial statements and the related notes that appear elsewhere in this registration statement. The following discussion contains forward-looking statements that reflect our plans, estimates and beliefs. Our actual results could differ materially from those discussed in the forward looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and elsewhere in this registration statement, particularly in the section entitled “Risk Factors” beginning on page 4 of this registration statement.

     Our audited financial statements are stated in United States Dollars and are prepared in accordance with United States Generally Accepted Accounting Principles.

     From the date of our incorporation on April 13, 2004 to October 19, 2006, we have been a development stage company that has not generated any revenues. We anticipate that we may generate revenue from operations by the end of 2007.

Our operating expenses are classified primarily into four categories:

•	professional fees, which consists primarily of legal fees and accounting and auditing fees for the year end audit. The amount incurred by us during the period from incorporation on April 13, 2004 to September 30, 2004 was $4,000, compared to $7,500 for the year ended September 30, 2005. This amount for the nine months ended June 30, 2005 was nil compared to $33,386 for the nine months ended June 30, 2006. The amount incurred by us during the period from incorporation on April 13, 2004 to June 30, 2006 was $44,886;

•	management/consulting fees, which consist in part of fees paid by us to Aventech Capital Inc., a company controlled by Chenxi Shi, our President and director. The amount incurred by us during the period from incorporation on April 13, 2004 to September 30, 2004 was nil, for the year ended September 30, 2005 was $54,000 and for the nine months ended June 30, 2005 was $54,000 while it was only $12,500 for the nine months ended June 30, 2006. The amount incurred by us for management/consulting fees during the period from incorporation on April 13, 2004 to June 30, 2006 was $66,500;

•	rent, general and administrative, which consist primarily of the expenses incurred for rent and other administrative expenses. The amount incurred by us during the period from incorporation on April 13, 2004 to September 30, 2004 was $1,846, for the year ended September 30, 2005 was $16,269 and for the nine months ended June 30, 2005 was $11,644 compared to $14,418 for the nine months ended June 30, 2006. The amount incurred by us during the period from incorporation on April 13, 2004 to June 30, 2006 was $32,533; and

•	market research, which consist primarily of the expenses incurred for market research expenses. The amount incurred by us for the year ended September 30, 2004 was nil but was $25,000 for the year ended September 30, 2005. For the nine months ended June 30, 2005, we spent $25,000 on market research, compared to $0 for the nine months ended June 30, 2006. From incorporation on April 13, 2004 until June 30, 2006 we spent a total of $25,000 on market research.

     With the filing of this registration statement we are taking the initial steps in “going public” and accessing the public markets. We are doing this both from an investor relations standpoint, so that our shareholders may have some liquidity in their investment in the event that a public market develops for our securities; and from a desire to make our company more readily able to attract future financing. We currently plan to have our common stock quoted on the National Association of Securities Dealers Inc.’s OTC Bulletin Board upon the effectiveness of this registration statement of which this prospectus forms a part. In order to do this, a market maker must file a Form

15c-211 to allow the market maker to make a market in our shares of common stock. At the date hereof, we are not aware that any market maker has any such intention. We intend to begin to contact potential market makers following the effectiveness of this registration statement. However, we cannot provide our investors with any assurance that our common stock will be traded on the OTC Bulletin Board or, if traded, that a public market will materialize. As noted herein, we will require further financing to fund the expansion of our business and by being a public company we will be a more attractive investment for a wider range of potential investors.

     On a going-forward basis, we anticipate that our annual legal and accounting/audit expenses as a result of “going public” will be approximately $20,000 annually, which will primarily consist of the costs associated with our continuous disclosure and financial reporting obligations.

Results Of Operations

     Since April 13, 2005 (date of inception) to June 30, 2006, we had not generated any revenue.

Year ended September 30, 2005

     We incurred a net loss of $10,846 for the period ended September 30, 2004, and a net loss of $119,281 for the year ended September 30, 2005. The increase in the loss was primarily as a result of consulting expenses of $54,000 and market research expenses of $25,000, which expenses were incurred in the year ended September 30, 2005. As of September 30, 2005, we had working capital of $163,961.

Nine Months ended June 30, 2006

     We incurred a net loss of $73,213 for the nine months ended June 30, 2006 compared to a loss of $103,053 for the nine month period ended June 30, 2005. The decrease in the period ended June 30, 2006 was primarily a result of decreased consulting fees and market research offset by increased professional fees. As of June 30, 2006, we had working capital of $87,222.

Liquidity and Capital Resources

     As at June 30, 2006 we had $25,142 of cash on hand. As at June 30, 2006, our total current assets were $93,436, which consisted primarily of cash and short term investments. However, with the generation of revenues and increased cash flow from operations, we look forward to relying less on the sale of stock and advances from related parties in order to finance our operations.

     As at June 30, 2006, our total current liabilities decreased to $6,214 from $12,100 at September 30, 2005, primarily reflecting a decrease in accrued professional fees. Some of our expenses are denominated in the Chinese Renminbi. The value of the Renminbi fluctuates and is subject to changes in value caused by changes in the People’s Republic of China’s political and economic conditions. Since 1994, the conversion of Renminbi into foreign currencies, including United States dollars, has been based on rates set by the People’s Bank of China, which are set daily based upon the previous day’s interbank foreign exchange market rates and current exchange rates on the world financial markets. Since July 2005, the conversion of Renminbi to foreign currencies, including the U.S. dollar, has been pegged against the inter-bank exchange rates or current market rate of a basket of foreign currencies including the United States dollars. As of June 30, 2006, the exchange rate between the Renminbi and the United States dollar was approximately eight (8) Renminbi to every one (1) United States dollar.

     There is no assurance that exchange rates between the Renminbi and the U.S. dollar will remain stable. A devaluation of the Renminbi relative to the U.S. dollar could adversely affect our business, financial condition and results of operations. We do not engage in currency hedging. Inflation has not had a material impact on the Company’s business.

Off-Balance Sheet Arrangements

     We do not have any off-balance sheet arrangements that have or are reasonably likely to have a current or future effect on our financial condition, changes in financial condition, revenues or expenses, results of operations, liquidity, capital expenditures or capital resources that is material to investors.

Cash Requirements

     Presently, we have no revenues which is not sufficient to meet our operating and capital expenses. Management projects that we will require additional funding to maintain and expand our current operations.

     There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon the development and marketing of our clinical diagnostic techniques/kits and successful and sufficient market acceptance of new clinical diagnostic techniques/kits, obtaining further financing, and finally, maintaining a break even or profitable level of operations.

     We have incurred operating losses since inception, and this is likely to continue for the foreseeable future. Management projects that we may require $245,000 to $500,000 to fund our ongoing operating expenditures and working capital requirements for the twelve month period ending October 31, 2007, broken down as follows:

Estimated Funding Required During the Twelve Month Period Ending December 31, 2006
Operating expenditures
Marketing	$100,000 - $200,000
General and Administrative	$75,000 - $100,000
Research and Development	$20,000 - $50,000
Working capital	$50,000 - $150,000
Total	$245,000 - $500,000

     Due to the uncertainty of our ability to meet our current operating and capital expenses, in their report on the annual financial statements from April 13, 2004 (Date of Inception) to September 30, 2004 and the year ended September 30, 2005, our independent auditors included an explanatory paragraph regarding substantial doubt about our ability to continue as a going concern. We have included a similar explanation in our notes to our financial statements for the period ended June 30, 2006. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure by our independent auditors.

     There is substantial doubt about our ability to continue as a going concern as the continuation of our business is dependent upon obtaining further financing, successful and sufficient market acceptance of our clinical diagnostic techniques/kits, the continuing successful development of our medical diagnostic kits, and, finally, achieving a profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

     There are no assurances that we will be able to obtain further funds as may be required for our continued operations. We are pursuing various financing alternatives to meet our immediate and long-term financial requirements, which we anticipate will consist of further private placements of equity securities, advances from related parties or shareholder loans. We plan to rely on loans from management to meet our short term cash requirements. We have not entered into any definitive agreements with any shareholders or related parties for the provision of loans or advances, however, our directors and officers intend to continue to fund our operations as required to maintain operations to January 31, 2007. As noted, we have not entered into any definitive agreements so the intent of our directors and officers to continue to fund our operations is not a legally binding obligation. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to obtain the additional financing on a timely basis, or generate significant material revenues from operations, we will not be able to meet our other obligations as they become due and we will be forced to scale down or perhaps even cease our operations.

Future Operations

     Our primary objectives in the twelve-month period ending October 31, 2007 will be to further develop and expand our line of clinical diagnostic techniques/kits and enter into formal agreements with manufacturers and distributors of the clinical diagnostic kits.

Purchase or Sale of Equipment

     We do not anticipate that we will expend any significant amount on equipment for our present or future operations.

Going Concern

     Due to our being a development stage company and not having generated revenues, in their report on our financial statements for the period from incorporation on April 13, 2004 to September 30, 2004 and for the year ended September 30, 2005, our independent auditors included an explanatory paragraph regarding concerns about our ability to continue as a going concern. Our financial statements contain additional note disclosures describing the circumstances that lead to this disclosure.

     We have historically incurred losses, and through June 30, 2006 have incurred losses of $203,340 from our inception. Because of these historical losses, we will require additional working capital to develop our business operations. We intend to raise additional working capital through private placements, public offerings, bank financing and/or advances from related parties or shareholder loans.

     The continuation of our business is dependent upon obtaining further financing and achieving a break even or profitable level of operations. The issuance of additional equity securities by us could result in a significant dilution in the equity interests of our current or future stockholders. Obtaining commercial loans, assuming those loans would be available, will increase our liabilities and future cash commitments.

     There are no assurances that we will be able to either (1) achieve a level of revenues adequate to generate sufficient cash flow from operations; or (2) obtain additional financing through either private placements, public offerings and/or bank financing necessary to support our working capital requirements. To the extent that funds generated from operations and any private placements, public offerings and/or bank financing are insufficient, we will have to raise additional working capital. No assurance can be given that additional financing will be available, or if available, will be on terms acceptable to us. If adequate working capital is not available we may not increase our operations.

     These conditions raise substantial doubt about our ability to continue as a going concern. The financial statements do not include any adjustments relating to the recoverability and classification of asset carrying amounts or the amount and classification of liabilities that might be necessary should we be unable to continue as a going concern.

DESCRIPTION OF PROPERTY

     Our executive and head offices are located at 1855 Talleyrand, Suite 203A, Brossard, Quebec, Canada. The offices are provided to us at no charge by Mr. Chenxi Shi. We also have a main business address at 201 Terry Fox, Berdun, Quebec, Canada. These 500 square foot premises are provided to us at a cost of CDN$1,100 per month, with the term expiring on August 31, 2006. The lease was not renewed, but we will remain there without charge for the time being. We believe our current premises are adequate for our current operations and we do not anticipate that we will require any additional premises in the foreseeable future.

NEW ACCOUNTING PRONOUNCEMENTS

     In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Integration No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this standard is not expected to have a material effect on our results of operations or financial position.

     In February, 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments” and in March 2006, the FASB issued SFAS No. 156 “Accounting for Servicing of Financial Assets”, but they will not have any relationship to the operations of our company. Therefore a description and its impact for each on our operations and financial position have not been disclosed.

     In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period-specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard did not have a material effect on our results of operations or financial position.

APPLICATION OF CRITICAL ACCOUNTING POLICIES

     Our financial statements and accompanying notes are prepared in accordance with generally accepted accounting principles used in the United States. Preparing financial statements requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, and expenses. These estimates and assumptions are affected by management’s application of accounting policies. We believe that understanding the basis and nature of the estimates and assumptions involved with the following aspects of our financial statements is critical to an understanding of our financials.

     We believe the following critical accounting policies require us to make significant judgments and estimates in the preparation of our financial statements.

Going Concern

     The audited financial statements included with this prospectus have been prepared on the going concern basis which assumes that adequate sources of financing will be obtained as required and that our assets will be realized and liabilities settled in the ordinary course of business. Accordingly, the audited financial statements do not include any adjustments related to the recoverability of assets and classification of assets and liabilities that might be necessary should we be unable to continue as a going concern.

     In order to continue as a going concern, we require additional financing. There can be no assurance that additional financing will be available to us when needed or, if available, that it can be obtained on commercially reasonable terms. If we are not able to continue as a going concern, we would likely be unable to realize the carrying value of our assets reflected in the balances set out in the preparation of the financial statements.

Stock-Based Compensation

     Prior to January 1, 2006, we recorded stock-based compensation in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation” using the fair value method of accounting. Effective January 1, 2006, our company the provisions of SFAS No. 123R “Share Based Payments”, using the modified prospective transition method. We have not issued any stock options since our inception. Accordingly, there was no effect on our reported loss from operations, cash flows or loss per share, as a result of adopting SFAS No. 123R.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     We have not been a party to any transaction, proposed transaction, or series of transactions in which the amount involved exceeds $60,000, and in which, to our knowledge, any of our directors, officers, 5% beneficial security holder, or any member of the immediate family of the foregoing persons has had or will have a direct or indirect material interest.

MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS

     There is currently no trading market for our common stock. We do not have any common stock subject to outstanding options or warrants and there are no securities outstanding that are convertible into our common stock. None of our issued and outstanding common stock is eligible for sale pursuant to Rule 144 under the Securities Act of 1933. Rule 144, as currently in effect, allows a person who has beneficially owned shares of a company’s common stock for at least one year to sell within any three month period a number of shares that does not exceed the greater of:

(1) 1% of the number of shares of the subject company’s common stock then outstanding which, in our case, will equal approximately 130,328 shares as of the date of this prospectus; or

(2) the average weekly trading volume of the subject company’s common stock during the four calendar weeks preceding the filing of a notice on form 144 with respect to the sale.

     Sales under Rule 144 are also subject to manner of sale provisions and notice requirements and to the availability of current public information about the subject company.

     Under Rule 144(k), a person who is not one of the subject company’s affiliates at any time during the three months preceding a sale, and who has beneficially owned the shares proposed to be sold for at least two years, is entitled to sell shares without complying with the manner of sale, public information, volume limitation or notice provisions of Rule 144.

     As of the date of this prospectus, persons who are our affiliates hold all of the 9,500,000 shares that may be sold pursuant to Rule 144 after April 1, 2005. Accordingly, Rule 144 applies to the 9,500,000 shares except for subparagraph (k) of Rule 144 which does not apply to affiliate shares as described in the preceding paragraph. All shares owned by affiliates will continue to be subject to the resale limitations imposed by Rule 144 for so long as the shareholder remains an affiliate of our company. Three months after such persons cease to be affiliates of our company, sales may be made after the two year period from the issue date without 144 limitations under Rule 144(k).

     We are registering 1,800,800 shares of our common stock under the Securities Act of 1933 for sale by the selling securities holders named in this prospectus. Chenxi Shi, our President, CEO and director, owns 3,800,000 of our shares and Victor Sun, our Vice-President and director owns 2,000,000 of our shares, Chun Xu, our Vice-President and director owns 2,000,000 of our shares. There are currently 69 holders of record of our common stock.

     We have not declared any dividends on our common stock since the inception of our company on April 13, 2004. There is no restriction in our Articles of Incorporation and Bylaws that will limit our ability to pay dividends on our common stock. However, we do not anticipate declaring and paying dividends to our shareholders in the near future.

     Shares of our common stock are subject to rules adopted by the Securities and Exchange Commission that regulate broker-dealer practices in connection with transactions in “penny stocks”. “Penny stock” is defined to be any equity security that has a market price (as defined) less than $5.00 per share or an exercise price of less than $5.00 per share, subject to certain exceptions. If we establish a trading market for our common stock, our common stock will most likely be covered by the penny stock rules, which impose additional sales practice requirements on broker-dealers who sell to persons other than established customers and “accredited investors.” The term “accredited investor” refers generally to institutions with assets in excess of $5,000,000 or individuals with a net worth in excess of $1,000,000 or annual income exceeding $200,000 or $300,000 jointly with their spouse. The penny stock rules require a broker-dealer, prior to a transaction in a penny stock not otherwise exempt from the rules, to deliver a standardized risk disclosure document in a form prepared by the SEC which provides information about penny stocks and the nature and level of risks in the penny stock market. The broker-dealer also must provide the customer with current bid and offer quotations for the penny stock, the compensation of the broker-dealer and its salesperson in the transaction and monthly account statements showing the market value of each penny stock held in the customer’s account. The bid and offer quotations, and the broker-dealer and salesperson compensation information, must be given to the customer orally or in writing prior to effecting the transaction and must be given to the customer in writing before or with the customer’s confirmation. In addition, the penny stock rules require that prior to a transaction in a penny stock not otherwise exempt from these rules, the broker-dealer must make a special written determination that the penny stock is a suitable investment for the purchaser and receive the purchaser’s written agreement to the transaction. These disclosure requirements may have the effect of reducing the level of trading activity in the secondary market for the stock that is subject to these penny stock rules. Consequently, these penny stock rules may affect the ability of broker-dealers to trade our securities.

EXECUTIVE COMPENSATION

     No executive officer of our company received an annual salary and bonus during the period from inception on April 13, 2004 to June 30, 2006.

     No executive officer of our company received an annual salary and bonus that exceeded $60,000 during the fiscal years ended September 30, 2005 and 2004. The following table shows the compensation received by our President and Chief Executive Officer for the years ended September 30, 2005 and 2004.

SUMMARY COMPENSATION TABLE
Name And Principal Position	Year	Annual Compensation			Long-Term Compensation
		Salary ($)	Bonus ($)	Other Annual Compensation ($)	Awards		Payouts	All Other Comsensation ($)
					Restricted Stock Awards ($)	Securities Underlying Options/SARs (#)	LTIP Payouts ($)
Chenxi Shi, President, Chief Executive Officer, Director	2005	Nil	Nil	Nil	350,000(1)	Nil	Nil	Nil
	2004	Nil	Nil	Nil	Nil	Nil	Nil	Nil

(1)  Issued to Aventech Capital Inc., a company owned by Mr. Shi, in consideration for consulting services valued at $25,000.

Stock Options and Stock Appreciation Rights

     From the date of inception April 13, 2004, we did not grant any stock options or stock appreciation rights to any of our directors or officers.

Compensation Of Directors

     We reimburse our directors for expenses incurred in connection with attending board meetings. We did not pay any other director’s fees or other cash compensation for services rendered as a director for the nine months ended June 30, 2006.

     We have no formal plan for compensating our directors for their service in their capacity as directors, although such directors are expected in the future to receive stock options to purchase common shares as awarded by our board of directors or (as to future stock options) a compensation committee which may be established. Directors are entitled to reimbursement for reasonable travel and other out-of-pocket expenses incurred in connection with attendance at meetings of our board of directors. Our board of directors may award special remuneration to any director undertaking any special services on our behalf other than services ordinarily required of a director. No director received and/or accrued any compensation for their services as a director, including committee participation and/or special assignments.

Employment Contracts and Termination of Employment and Change in Control Arrangements

     Other than as set out below, we have not entered into any employment agreement or consulting agreement with our directors and executive officers.

     Two of our directors Chenxi Shi and Chun Xu provide management services and office premises to our company.

     There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. Our directors and executive officers may receive stock options at the discretion of our board of directors in the future. We do not have any material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of our board of directors.

     We have no plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation, retirement, change of control) or a change of responsibilities following a change of control, where the value of such compensation exceeds $60,000 per executive officer.

Pension, Retirement or Similar Benefit Plans

     There are no arrangements or plans in which we provide pension, retirement or similar benefits for directors or executive officers. We have no material bonus or profit sharing plans pursuant to which cash or non-cash compensation is or may be paid to our directors or executive officers, except that stock options may be granted at the discretion of the Board of Directors or a committee thereof.

REPORTS TO SECURITY HOLDERS

     We are not required to deliver an annual report to our stockholders but will voluntarily send an annual report, together with our annual audited financial statements. We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

     The public may read and copy any materials filed by us with the SEC at the SEC’s Public Reference Room at 100 F Street N.E., Washington, D.C. 20549. The public may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330. We are an electronic filer. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. The Internet address of the site is http://www.sec.gov.

WHERE YOU CAN FIND MORE INFORMATION

     We are required to file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. Our Securities and Exchange Commission filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov.

     You may also read and copy any materials we file with the Securities and Exchange Commission at the SEC’s public reference room at 100 F Street N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

     We have filed with the Securities and Exchange Commission a registration statement on Form SB-2, under the Securities Act with respect to the securities offered under this prospectus. This prospectus, which forms a part of that registration statement, does not contain all information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. You may review a copy of the registration statement at the SEC’s public reference room. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms. Our filings and the registration statement can also be reviewed by accessing the SEC’s website at http://www.sec.gov.

     No finder, dealer, sales person or other person has been authorized to give any information or to make any representation in connection with this offering other than those contained in this prospectus and, if given or made, such information or representation must not be relied upon as having been authorized by Royaltech Corp. This prospectus does not constitute an offer to sell or a solicitation of an offer to buy any of the securities offered hereby by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation.

FINANCIAL STATEMENTS

     Our financial statements are stated in United States Dollars (US$) and are prepared in conformity with generally accepted accounting principles of the United States of America.

     The following financial statements pertaining to Royaltech Corp. are filed as part of this registration statement:

Audited Financial Statements

Report of Independent Registered Public Accounting Firm

Balance Sheets as at September 30, 2005 and September 30, 2005

Statements of Operations for the year ended September 30, 2005 and from April 13, 2004 (Date of Inception) to September 30, 2004 and accumulated for the period from April 13, 2004 (Date of Inception) to September 30, 2005

Statements of Cash Flows for the year ended September 30, 2005 and from April 13, 2004 (Date of Inception) to September 30, 2004 and accumulated for the period from April 13, 2004 (Date of Inception) to September 30, 2005

Statement of Stockholders’ Equity From April 13, 2004 (Date of Inception) to September 30, 2005

Notes to the Financial Statements

Unaudited Financial Statements

Balance Sheets as at June 30, 2006

Statements of Operations for the nine months ended June 30, 2006 and June 30, 2005 and accumulated for the period from April 13, 2004 (Date of Inception) to June 30, 2006

Statements of Cash Flows for the nine months ended June 30, 2006 and nine months ended June 30, 2005

Notes to the Financial Statements

39
Royaltech Corp.
(A Development Stage Company)
September 30, 2005
Index
Report of Independent Registered Public Accounting Firm	F–1
Balance Sheets	F–2
Statements of Operations	F–3
Statements of Cash Flows	F–4
Statement of Stockholders’ Equity	F–5
Notes to the Financial Statements	F–6

Report of Independent Registered Public Accounting Firm

To the Stockholders and Board of Directors of
Royaltech Corp.
(A Development Stage Company)

We have audited the accompanying balance sheets of Royaltech Corp. (A Development Stage Company) as of September 30, 2005 and 2004 and the related statements of operations, cash flows and stockholders’ equity for the year ended September 30, 2005 and the period from April 13, 2004 (Date of Inception) to September 30, 2004 and accumulated from April 13, 2004 to September 30, 2005. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above, present fairly, in all material respects, the financial position of Royaltech Corp. (A Development Stage Company) as of September 30, 2005 and 2004 and the results of its operations and its cash flows for the year ended September 30, 2005 and the period from April 13, 2004 (Date of Inception) to September 30, 2004 and accumulated from April 13, 2004 to September 30, 2005, in conformity with accounting principles generally accepted in the United States.

The accompanying financial statements have been prepared assuming the Company will continue as a going concern. As discussed in Note 1 to the financial statements, the Company has not generated revenue and has accumulated losses since inception. These factors raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also discussed in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

As discussed in Note 9 to the financial statements, the Company has restated the financial statements for the year ended September 30, 2005.

MANNING ELLIOTT LLP CHARTERED ACCOUNTANTS Vancouver, Canada

January 20, 2006, except for Note 9 as to which the date is May 3, 2006

(The accompanying notes are an integral part of these financial statements) F–1

Royaltech Corp.
(A Development Stage Company)
Balance Sheets
(Expressed in U.S. dollars)

	(Restated – Note 9) September 30,	September 30,
	2005	2004
	$	$
ASSETS
Current Assets
Cash and cash equivalents	102,737	8,914
Short-term investments	48,724	16,000
Prepaid expenses (Note 3)	24,600	–
Total Assets	176,061	24,914
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	3,600	4,466
Accrued liabilities (Note 4)	8,500	4,000
Total Liabilities	12,100	8,466
Contingencies and Commitments (Notes 1 and 5)
Stockholders’ Equity
Common Stock:
Authorized: 50,000,000 common shares, par value $0.0001
Issued and outstanding: 13,023,800 and 9,785,600 common shares, respectively	1,302	979
Additional paid in capital	266,536	21,335
Subscription receivable	–	(1,270)
Donated Capital	26,250	6,250
Deficit Accumulated During the Development Stage	(130,127)	(10,846)
Total Stockholders’ Equity	163,961	16,448
Total Liabilities and Stockholders’ Equity	176,061	24,914

(The accompanying notes are an integral part of these financial statements)
F–2

Royaltech Corp.
(A Development Stage Company)
Statements of Operations
(Expressed in U.S. dollars)
	Accumulated
	from		From
	April 13, 2004	For the Year	April 13, 2004
	(Date of Inception)	Ended	(Date of Inception)
	to September 30,	September 30,	to September 30,
	2005	2005	2004
	$	$	$
Revenue	–	–	–
Expenses
Consulting (Note 5(b))	54,000	54,000	–
Donated services (Note 5(c))	22,000	17,000	5,000
Foreign exchange	(187)	(187)	–
General and administrative (Note 6(a))	3,965	3,369	596
Market research (Note 6(i))	25,000	25,000	–
Professional fees (Note 6(b))	11,500	7,500	4,000
Rent (Notes 5(a) and (d))	14,150	12,900	1,250
Total Expenses	130,428	119,582	10,846
Other Income
Interest income	301	301	–
Net Loss for the Period	(130,127)	(119,281)	(10,846)
Net Loss Per Share – Basic and Diluted		(0.01)	–
Weighted Average Shares Outstanding		9,786,000	9,552,000

(The accompanying notes are an integral part of these financial statements)
F–3

Royaltech Corp.
(A Development Stage Company)
Statements of Cash Flows
(Expressed in U.S. dollars)
	Accumulated from		From
	April 13, 2004		April 13, 2004
	(Date of Inception)	For the	(Date of Inception)
	to September 30,	Year Ended	to September 30,
	2005	September 30,	2004
		$2005	$
Operating Activities
Net loss for the period	(130,127)	(119,281)	(10,846)

Adjustments to reconcile net loss to net cash used in operating activities:
Donated services and rent	26,250	20,000	6,250
Stock issued for expenses	93,302	92,372	930
Changes in operating assets and liabilities:
Increase in accounts payable and accrued liabilities	12,100	3,634	8,466
Net Cash Flows Provided by (Used in) Operating Activities	1,525	(3,275)	4,800
Investing Activities
Short term Investments	(48,724)	(32,724)	(16,000)
Net Cash Flows Used in Investing Activities	(48,724)	(32,724)	(16,000)
Financing Activities
Proceeds from issuance of common stock	149,936	129,822	20,114
Net Cash Flows Provided by Financing Activities	149,936	129,822	20,114
Increase in Cash	102,737	93,823	8,914
Cash and Cash Equivalents – Beginning of Period	–	8,914	–
Cash and Cash Equivalents – End of Period	102,737	102,737	8,914
Non-cash financing and Investing Activities
Share issuance costs	16,395	15,465	930
Common stock issued for expenses	101,508	101,508	–
Supplemental Disclosures
Interest paid	–	–	–
Income taxes paid	–	–	–

(The accompanying notes are an integral part of these financial statements)
F–4

Royaltech Corp.
(A Development Stage Company)
Statement of Stockholders’ Equity
From April 13, 2004 (Date of Inception) to September 30, 2005
(Expressed in U.S. dollars)
						Deficit
						Accumulated
			Additional			During the
	Common Stock		Paid-In	Subscription	Donated	Development
		Amount	Capital	Receivable	Capital	State	Total
	#	$	$	$	$	$	$
Balance – April 13, 2004 (Date of Inception)	–	–	–	–	–	–	–
Common stock issued for cash at $0.0001 per share	9,500,000	950	–	(270)	–	–	680
Common stock issued for cash at $0.10 per share	276,300	28	27,602	(1,000)	–	–	26,630
Common stock issued for bonus at $0.10 per share	9,300	1	929	–	–	–	930
Share issue costs	–	–	(7,196)	–	–	–	(7,196)
Donated services and rent	–	–	–	–	6,250	–	6,250
Net loss for the period	–	–	–	–	–	(10,846)	(10,846)
Balance – September 30, 2004	9,785,600	979	21,335	(1,270)	6,250	(10,846)	16,448
Common stock issued for market research at $0.07 per share	350,000	35	24,965	–	–	–	25,000
Common stock issued for consulting services at $0.07 per share	250,000	25	17,475	–	–	–	17,500
Common stock issued for consulting services at $0.08 per share	320,000	32	23,968	–	–	–	24,000
Common stock issued for consulting services at $0.07 per share	350,000	35	24,965	–	–	–	25,000
Common stock issued for rent at $0.07 per share	300,000	30	21,970	–	–	–	22,000
Common stock issued for a bonus at $0.10 per share	154,650	15	15,450	–	–	–	15,465
Common stock issued for cash at $0.10 per share	1,478,550	148	147,707	–	–	–	147,855
Common stock issued for services at $0.10 per share	30,000	3	2,997	–	–	–	3,000
Common stock issued for office supplies at $0.09 per share	5,000	–	472	–	–	–	472
Share issue costs	–	–	(34,768)	–	–	–	(34,768)
Subscriptions received	–	–	–	1,270	–	–	1,270
Donated services and rent	–	–	–	–	20,000	–	20,000
Net loss for the period	–	–	–	–	–	(119,281)	(119,281)
Balance – September 30, 2005	13,023,800	1,302	266,536	–	26,250	(130,127)	163,961
(The accompanying notes are an integral part of these financial statements) F–5

Royaltech Corp.
(A Development Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

1.	Development Stage Company

Royaltech Corp. (the “Company”) was incorporated in the State of Delaware on April 13, 2004. The Company is based in Montreal, Quebec, Canada and its principal business is the developing, manufacturing and marketing of innovative biotech products that are applied in medical diagnosis. The Company has obtained the rights to manufacture and distribute several proprietary product lines of clinical diagnostic techniques/kits for hepatocacinoma, diabetes, gastrocacinoma and hepatobliary disorders.

The Company is in the development stage with management devoting most of its activities to developing a market for its products and services. These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated any revenue and has never paid any dividends. The Company is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. The continuation of the Company as a going concern and the ability of the Company to emerge from the development stage is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to generate sustainable significant revenue. There is no guarantee that the Company will be able to raise any equity financing or generate profitable operations. As at September 30, 2005, the Company has accumulated losses of $130,127 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

The Company is planning to file an SB-2 Registration Statement with the United States Securities and Exchange Commission to register 1,800,800 shares of common stock for resale by existing stockholders of the Company at $0.10 per share until the shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

2.	Summary of Significant Accounting Principles

	a)	Basis of Presentation

These financials statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company has not produced any revenue from its principal business and is a development stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises”. The Company’s fiscal year end is September 30.

	b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

	d)	Short-Term Investments

At September 30, 2005, the Company’s short-term investments consist of Guaranteed Investment Certificates of $40,000 and $8,542 with $182 of accrued interest. The interest rates are 2.15% and 2.35% per annum, respectively, and the investments mature on August 3, 2006 and September 18, 2006, respectively. At September 30, 2004, the Company’s short-term investments consisted of a Guaranteed Investment Certificate of $16,000. The interest rate was 0.75% and the investment matured on September 27, 2005. At September 30, 2005 and 2004, the Company has no unrealized gains or losses relating to the investments.

(The accompanying notes are an integral part of these financial statements)
F–6

Royaltech Corp.
(A Development Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

2.	Summary of Significant Accounting Principles (continued)

	e)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at September 30, 2005 and 2004, the Company has no items that represent a comprehensive loss and, therefore, has not included a schedule of comprehensive loss in the financial statements.

	f)	Financial Instruments

The fair value of financial instruments which include cash and cash equivalent, short-term investments, accounts payable and accrued liabilities, were estimated to approximate their carrying value due to the immediate or relatively short term to maturity of these instruments.

	g)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No.128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if- converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

	h)	Research and Development

The Company records all research and development costs in accordance with SFAS No. 2 "Accounting for Research and Development Costs". All research and development costs are expensed as they are incurred, until such time as the research and development outcome is proven for commercial use, at which time the costs are capitalized and amortized. This accounting policy is prospective as to date, the Company has not incurred any research and development costs.

	i)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company undertakes foreign currency transactions in Canadian dollars and Chinese Renminbi. At September 30, 2005, the exchange rate for one Canadian dollar was $0.8542 USD (2004 - $0.7876). For the year ended September 30, 2005, the average exchange rate for one Canadian dollar was $0.8181 USD (2004 - $0.7551). At September 30, 2005, the exchange rate for one Chinese Renminbi was $0.1238 USD (2004 – $0.1210). For the year ended September 30, 2005, the average exchange rate for one Chinese Renminbi was $0.1215 USD (2004 – $0.1210).The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

	j)	Revenue Recognition

The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements”. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations by the Company exist and collectibility is reasonably assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. This policy is prospective in nature, as the Company has not yet generated any revenues.

	k)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

(The accompanying notes are an integral part of these financial statements)
F–7

Royaltech Corp.
(A Development Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

2.	Summary of Significant Accounting Principles (continued)

l) Stock-Based Compensation

The Company records stock-based compensation in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation”. All transactions in which goods or services are the consideration received for the issuance of equity instruments are accounted for based on the fair value of the consideration received or the fair value of the equity instrument issued, whichever is more reliably measurable. Equity instruments issued to employees and the cost of the services received as consideration are measured and recognized based on the fair value of the equity instruments issued. The Company does not currently have a stock option plan.

(The accompanying notes are an integral part of these financial statements)
F–8

Royaltech Corp.
(A Development Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

m)	Recent Accounting Pronouncements

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period- specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, the FASB issued SFAS No. 153, “Exchanges of Nonmonetary Assets - An Amendment of APB Opinion No. 29”. The guidance in APB Opinion No. 29, “Accounting for Nonmonetary Transactions”, is based on the principle that exchanges of nonmonetary assets should be measured based on the fair value of the assets exchanged. The guidance in that Opinion, however, included certain exceptions to that principle. SFAS No. 153 amends Opinion No. 29 to eliminate the exception for nonmonetary exchanges of similar productive assets and replaces it with a general exception for exchanges of nonmonetary assets that do not have commercial substance. A nonmonetary exchange has commercial substance if the future cash flows of the entity are expected to change significantly as a result of the exchange. The provisions of SFAS No. 153 are effective for nonmonetary asset exchanges occurring in fiscal periods beginning after June 15, 2005. Early application is permitted and companies must apply the standard prospectively. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In December 2004, the FASB issued Statement of Financial Accounting Standard (SFAS) No. 123R, “Share Based Payment”. SFAS 123R is a revision of SFAS No. 123 “Accounting for Stock-Based Compensation”, and supersedes APB Opinion No. 25, “Accounting for Stock Issued to Employees” and its related implementation guidance. SFAS 123R establishes standards for the accounting for transactions in which an entity exchanges its equity instruments for goods or services. It also addresses transactions in which an entity incurs liabilities in exchange for goods or services that are based on the fair value of the entity’s equity instruments or that may be settled by the issuance of those equity instruments. SFAS 123R focuses primarily on accounting for transactions in which an entity obtains employee services in share-based payment transactions. SFAS 123R requires a public entity to measure the cost of employee services received in exchange for an award of equity instruments based on the grant-date fair value of the award (with limited exceptions). That cost will be recognized over the period during which an employee is required to provide service in exchange for the award – the requisite service period (usually the vesting period). SFAS 123R requires that the compensation cost relating to share-based payment transactions be recognized in financial statements. That cost will be measured based on the fair value of the equity or liability instruments issued. Public entities that file as small business issuers will be required to apply SFAS 123R in the first interim or annual reporting period that begins after December 15, 2005. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In March 2005, the SEC staff issued Staff Accounting Bulletin No. 107 (“SAB 107”) to give guidance on the implementation of SFAS 123R. The Company will consider SAB 107 during implementation of SFAS 123R.

3.	Prepaid Expenses

Prepaid expenses consist of $12,500 for professional services due to an unrelated company, and $12,100 for rent on the Company’s operating offices. Refer to Note 5(a).

4.	Accrued Liabilities

Accrued liabilities consists of amounts owing for professional fees of $8,500 (2004 - $4,000).

(The accompanying notes are an integral part of these financial statements)
F–9

Royaltech Corp.
(A Development Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

5.	Related Party Transactions

	a)	During the year ended September 30, 2005, the Company authorized to issue 300,000 common shares in consideration for the use of office premises leased by a company related through common directors. The period of use extends from January 1, 2005 to August 31, 2006. As at September 30, 2005, the Company recognized $9,900 of rent expense and $12,100 of prepaid expenses, which will be expensed over the remaining 11 months.

	b)	During the year ended September 30, 2005, the Company authorized to issue 350,000 common shares in exchange for consulting services with a fair value of $25,000 to a company controlled by the President.

	c)	During the year ended September 30, 2005, consulting services with a fair value of $17,000 (2004 - $5,000) was contributed by the President, Vice-President, and a Director of the Company. The amount was charged to operations and treated as donated capital.

	d)	During the year ended September 30, 2005, rent with a fair value of $3,000 (2004 - $1,250) was charged to operations and treated as donated capital for the use of the Company’s head office, which is provided at no cost by the President.

6.	Common Stock

	a)	In September 2005, the Company issued 5,000 common shares at a fair value of $0.09 per share for $472 of office supplies.

	b)	In September 2005, the Company issued 30,000 common shares at a fair value of $0.10 per share in consideration for $3,000 of professional services.

	c)	In September 2005, the Company issued 1,478,550 common shares at a fair value of $0.10 per share for cash proceeds of $128,552, net of issue costs of $19,303.

	d)	In September 2005, the Company issued 154,650 common shares with a fair value of $15,465 as a commission for the referral of investors. The commission was deducted from additional paid-in capital.

	e)	In August 2005, the Company issued 300,000 common shares, for rent, to a related party. The shares were valued at $0.07 per share with $9,900 recognized as rent expense and $12,100 included in prepaid expenses.

	f)	In June 2005, the Company issued 350,000 common shares at a fair value of $0.07 per share in consideration for $25,000 of consulting services provided, or to be provided, by a related party.

	g)	In April 2005, the Company issued 320,000 shares of common shares at a fair value of $0.08 per share in consideration for $24,000 of consulting services.

	h)	In January 2005, the Company issued 250,000 common shares at a fair value of $0.07 per share in consideration for $17,500 of professional services.

	i)	In December 2004, the Company issued 350,000 common shares at a fair value of $0.07 per share in consideration for $25,000 of market research.

	j)	In August 2004, the Company issued 9,300 common shares at a fair value of $930 as a commission for the referral of investors. The commission was deducted from additional paid-in capital.

	k)	In August 2004, the Company issued 276,300 shares of common stock at a price of $0.10 per share for cash proceeds of $21,364, net of issue costs of $6,266.

	l)	In April 2004, the Company issued 9,500,000 shares of common stock at a price of $0.0001 per share for cash proceeds of $950.

(The accompanying notes are an integral part of these financial statements)
F–10

Royaltech Corp.
(A Development Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

7.	Commitment

During the year ended September 30, 2005, the Company entered into a licensing agreement with Mr. Kang Zhang (“Zhang”) that granted the Company a license to distribute, promote, market and sell diagnostic test kits and assay techniques for 5 years in exchange for a fee of 12.5% of the factory unit price on kits produced. The factory unit price is the unit price charged for the product to distributors and dealers. The factory unit price consists of the costs of the product, the royalty fee and the Company’s profit and will be agreed upon by the two parties Fees are due within two months subsequent to production. As at March 31, 2006, the Company has not earned any revenues from the test kits.

Zhang previously licensed the right to manufacture and market the test kits to a small private biotech firm, Quark Biotech Ltd., in Zhejiang, China. The Company and Quark Biotech Ltd. will have concurrent world-wide rights to manufacture and market the test kits and assay techniques that continue into the future. Neither the Company nor Quark Biotech Ltd. has regional or any other restrictions on the rights to manufacture and market the products.

The agreement also provides for certain rights and responsibilities to be shared among the Company and Zhang for improvements to existing kits and the development of additional products. The Company is responsible for providing (i) high quality chemical reagents (manufactured by U.S. and Canadian manufacturers) and (ii) expert opinions via connections with biotech firms and academic institutions in Canada and the U.S., when necessary as well as the cost/expenses in obtaining the expert consulting assistance. Zhang is responsible for technology design and product testing. In addition, Zhang holds the proprietary rights over his current technology and products including any technology improvements resulting from the Company’s assistance. These technology improvements may be subject to future licensing agreements between Zhang and the Company. The licensing agreement does not have any terms of renewal.

8.	Income Tax

The Company has adopted the provisions of SFAS 109, “Accounting for Income Taxes”. Pursuant to SFAS 109 the Company is required to compute tax asset benefits for net operating losses carried forward. The potential benefit of net operating losses has not been recognized in the financial statements because the Company cannot be assured that it is more likely than not that it will utilize the net operating losses carried forward in future years. The Company has approximately $103,900 of net operating loss carryforwards available to offset taxable income in future years which expire through fiscal 2025. For the period ended September 30, 2005 and 2004, the valuation allowance established against the deferred tax assets increased by $34,800 and $1,600.

The components of the net deferred tax asset at September 30, 2005, and the statutory tax rate, the effective tax rate and the elected amount of the valuation allowance are indicated below:

	2005	2004
	$	$
Net Operating Loss	103,900	4,600
Statutory Tax Rate	35%	34%
Effective Tax Rate	–	–
Deferred Tax Asset	36,400	1,600
Valuation Allowance	(36,400)	(1,600)
Net Deferred Tax Asset	–	–

(The accompanying notes are an integral part of these financial statements)
F–11

Royaltech Corp.
(A Development Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

9.	Restatement

The Company authorized to issue 300,000 shares of common stock with a fair value of $22,000 for rent, and 350,000 shares of common stock with a fair value of $25,000 for consulting services. At September 30, 2005 $12,100 of prepaid rent and $12,500 of prepaid consulting fees were recorded as deferred compensation. The year ended September 30, 2005 has been restated to reflect the reclassification of these amounts as prepaid expenses. The restatement did not have any effect on the results of operations for any of the periods presented. The effect of the restatement on the balance sheet is as follows:

Balance Sheet

	September 30,
	2005		September 30,
	(As Originally		2005
	Reported)	Adjustment	(Restated)
	$	$	$
Prepaid expense	–	24,600	24,600
Total Current Assets	151,461	24,600	176,061
Stockholders’ Equity
Deferred Compensation	(24,600)	24,600	–
Total Stockholders’ Equity	139,361	24,600	163,961

(The accompanying notes are an integral part of these financial statements) F–12

Royaltech Corp.
(A Development Stage Company)
Index
Balance Sheet	F–1
Statements of Operations	F–2
Statements of Cash Flows	F–3
Notes to the Financial Statements	F–4

Royaltech Corp.
(A Development Stage Company)
Balance Sheet
(Expressed in U.S. dollars)
(unaudited)
June 30,
2006
$
ASSETS
Current Assets
Cash and cash equivalents	25,142
Short-term investments (Note 3)	64,741
Prepaid expenses (Note 4)	3,553
Total Current Assets	93,436
Property and Equipment	761
Total Assets	94,197
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities
Accounts payable	3,750
Accrued liabilities (Note 5)	2,464
Total Liabilities	6,214
Contingencies and Commitments (Notes 1 and 7)
Stockholders’ Equity
Common Stock:
Authorized: 50,000,000 common shares, par value $0.0001
Issued and outstanding: 13,023,800 common shares	1,302
Additional Paid-in Capital	266,536
Accumulated Other Comprehensive Loss	(18,515)
Donated Capital	42,000
Deficit Accumulated During the Development Stage	(203,340)
Total Stockholders’ Equity	87,983
Total Liabilities and Stockholders’ Equity	94,197

(The accompanying notes are an integral part of these financial statements)
F–1

Royaltech Corp.
(A Development Stage Company)
Statements of Operations
(Expressed in U.S. dollars)
	Accumulated from April 13, 2004 (Date of Inception) to June 30, 2006	For the Nine Months Ended June 30, 2006	For the Nine Months Ended June 30, 2005

	$	$	$
Revenue	–	–	–
Expenses
Consulting	66,500	12,500	54,000
Donated services (Note 6(c))	35,500	13,500	12,500
Foreign exchange	(832)	(645)	–
General and administrative	6,233	2,268	2,794
Market research	25,000	–	25,000
Professional fees	44,886	33,386	–
Rent (Notes 6(a) and (c))	26,300	12,150	8,850
Total Expenses	203,587	73,159	103,144
Other Income (Expense)
Interest income	2,536	2,235	91
Loss on sale of investment securities	(2,289)	(2,289)	–
Net Loss	(203,340)	(73,213)	(103,053)
Other Comprehensive Loss
Unrealized loss on investment securities	(18,515)	(18,515)	–
Comprehensive Loss	(221,855)	(91,728)	(103,053)
Net Loss Per Share – Basic and Diluted		(0.01)	(0.01)
Weighted Average Shares Outstanding		13,024,000	10,284,000

(The accompanying notes are an integral part of these financial statements)
F–2

Royaltech Corp.
(A Development Stage Company)
Statements of Cash Flows
(Expressed in U.S. dollars)
(unaudited)
	Accumulated
	From	For the	For the
	April 13, 2004	Nine Months	Nine Months
	(Date of Inception)	Ended	Ended
	to June 30,	June 30,	June 30,
	2006	2006	2005
	$	$	$
Operating Activities
Net loss for the period	(203,340)	(73,213)	(103,053)
Adjustments to reconcile net loss to net cash used in operating activities:
Amortization	334	334	–
Donated services and rent	42,000	15,750	14,750
Loss on sale of trading securities	2,289	2,289	–
Stock issued for expenses	93,302	–	79,000
Changes in operating assets and liabilities:
Accounts payable and accrued liabilities	6,214	(5,886)	6,600
Accrued interest	(768)	(768)	(91)
Prepaid expenses	21,047	21,047	–
Net Cash Flows Used in Operating Activities	(38,922)	(40,447)	(2,794)
Investing Activities
Purchase of property and equipment	(1,095)	(1,095)	–
Purchase of short-term investments	(96,464)	(47,740)	–
Sale of short-term investments	11,687	11,687	–
Net Cash Flows Used in Investing Activities	(85,872)	(37,148)	–
Financing Activities
Proceeds from issuance of common stock	149,936	–	38,186
Net Cash Flows Provided by Financing Activities	149,936	–	38,186
(Decrease) Increase in Cash	25,142	(77,595)	35,392
Cash and Cash Equivalents – Beginning of Period	–	102,737	8,914
Cash and Cash Equivalents – End of Period	25,142	25,142	44,306
Supplemental Disclosures
Interest paid		–	–
Income taxes paid		–	–

(The accompanying notes are an integral part of these financial statements)
F–3

Royaltech Corp.
(A Development Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

1.	Development Stage Company

Royaltech Corp. (the “Company”) was incorporated in the State of Delaware on April 13, 2004. The Company is based in Montreal, Quebec, Canada and its principle business is the developing, manufacturing and marketing of innovative biotech products that are applied in medical diagnosis. The Company has obtained the rights to manufacture and distribute several proprietary product lines of clinical diagnostic techniques/kits for hepatocacinoma, diabetes, gastrocacinoma and hepatobliary disorders.

The Company is in the development stage with management devoting most of its activities to developing a market for its products and services. These financial statements have been prepared on a going concern basis, which implies the Company will continue to realize its assets and discharge its liabilities in the normal course of business. The Company has not generated any revenue and has never paid any dividends. The Company is unlikely to pay dividends or generate significant earnings in the immediate or foreseeable future. The continuation of the Company as a going concern and the ability of the Company to emerge from the development stage is dependent upon the continued financial support from its shareholders, the ability of the Company to obtain necessary equity financing to continue operations and to generate sustainable significant revenue. There is no guarantee that the Company will be able to raise any equity financing or generate profitable operations. As at June 30, 2006, the Company has accumulated losses of $203,340 since inception. These factors raise substantial doubt regarding the Company’s ability to continue as a going concern. These financial statements do not include any adjustments to the recoverability and classification of recorded asset amounts and classification of liabilities that might be necessary should the Company be unable to continue as a going concern.

On July 14, 2006, the Company filed an amended SB-2 Registration Statement with the United States Securities and Exchange Commission to register 1,800,800 shares of common stock for resale by existing stockholders of the Company at $0.10 per share until the shares are quoted on the OTC Bulletin Board, and thereafter at prevailing market prices. The Company will not receive any proceeds from the resale of shares of common stock by the selling stockholders.

2.	Summary of Significant Accounting Principles

	a)	Basis of Presentation

These financials statements and related notes are presented in accordance with accounting principles generally accepted in the United States, and are expressed in US dollars. The Company has not produced any revenue from its principal business and is a development stage company as defined by Statement of Financial Accounting Standard (“SFAS”) No. 7, “Accounting and Reporting by Development Stage Enterprises”. The Company’s fiscal year end is September 30.

	b)	Use of Estimates

The preparation of financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

	c)	Cash and Cash Equivalents

The Company considers all highly liquid instruments with a maturity of three months or less at the time of issuance to be cash equivalents.

	d)	Short-Term Investments

The Company accounts for its investments in debt and equity securities under SFAS No. 115 “Accounting for Certain Investments in Debt and Equity Securities”. Management determines the appropriate classification of such securities at the time of purchase and reevaluates such classification as of each balance sheet date. The Company’s investment in publicly traded equity securities are classified as available-for-sale. Available-for-sale investments are initially recorded at cost and periodically adjusted to fair value through comprehensive income.

The Company reports investments in debt and marketable equity securities at fair value based on quoted market prices or, if quoted prices are not available, discounted expected cash flows using market rates commensurate with credit quality and maturity of the investment. All investment securities are designated as available for sale with unrealized gains and losses included in stockholders' equity. Unrealized losses that are other than temporary are recognized in earnings. Realized gains and losses are accounted for on the specific identification method.

(The accompanying notes are an integral part of these financial statements)
F–4

Royaltech Corp.
(A Development Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

2.	Summary of Significant Accounting Principles (continued)

	d)	Short-Term Investments (continued)

The Company periodically reviews these investments for other-than-temporary declines in fair value based on the specific identification method and writes down investments to their fair value when an other-than-temporary decline has occurred. When determining whether a decline is other-than-temporary, the Company examines (i) the length of time and the extent to which the fair value of an investment has been lower than its carrying value: (ii) the financial condition and near-term prospects of the investee, including any specific events that may influence the operations of the investee such as changes in technology that may impair the earnings potential of the investee: and (iii) the Company’s intent and ability to retain its investment in the investee for a sufficient period of time to allow for any anticipated recovery in market value. The Company generally believes that an other-than-temporary decline has occurred when the fair value of the investment is below the carrying value for one year, absent of evidence to the contrary.

	e)	Comprehensive Loss

SFAS No. 130, “Reporting Comprehensive Income,” establishes standards for the reporting and display of comprehensive loss and its components in the financial statements. As at June 30, 2006, the only component of comprehensive loss was unrealized losses on available-for-sale investments.

	f)	Financial Instruments

The fair value of financial instruments which include cash, short-term investments, accounts payable and accrued liabilities, were estimated to approximate their carrying value due to the immediate or relatively short maturity of these instruments.

	g)	Basic and Diluted Net Income (Loss) Per Share

The Company computes net income (loss) per share in accordance with SFAS No. 128, "Earnings per Share". SFAS No. 128 requires presentation of both basic and diluted earnings per share (EPS) on the face of the income statement. Basic EPS is computed by dividing net income (loss) available to common shareholders (numerator) by the weighted average number of shares outstanding (denominator) during the period. Diluted EPS gives effect to all dilutive potential common shares outstanding during the period using the treasury stock method and convertible preferred stock using the if-converted method. In computing Diluted EPS, the average stock price for the period is used in determining the number of shares assumed to be purchased from the exercise of stock options or warrants. Diluted EPS excludes all dilutive potential shares if their effect is anti dilutive.

	h)	Research and Development

The Company records all research and development costs in accordance with SFAS No. 2 "Accounting for Research and Development Costs". All research and development costs are expensed as they are incurred, until such time as the research and development outcome is proven for commercial use, at which time the costs are capitalized and amortized. This accounting policy is prospective as to date, the Company has not incurred any research and development costs.

	i)	Foreign Currency Translation

The Company’s functional and reporting currency is the United States dollar. Monetary assets and liabilities denominated in foreign currencies are translated in accordance with SFAS No. 52 “Foreign Currency Translation” using the exchange rate prevailing at the balance sheet date. Gains and losses arising on translation or settlement of foreign currency denominated transactions or balances are included in the determination of income. The Company undertakes foreign currency translations in Canadian dollars and Chinese Renminbi. At June 30, 2006, the exchange rate for one Canadian dollar was $0.8931 USD. For the nine months ended June 30, 2006, the average exchange rate for one Canadian dollar was $0.8697 USD (June 30, 2005 - $0.81358). At June 30, 2006, the exchange rate for one Chinese Renminbi was $0.1252 US. For the nine months ended June 30, 2006, the average exchange rate for one Chinese Renminbi was $0.12436 USD (June 30, 2005 – $0.12100). The Company has not, to the date of these financials statements, entered into derivative instruments to offset the impact of foreign currency fluctuations.

(The accompanying notes are an integral part of these financial statements)
F–5

Royaltech Corp.
(A Development Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

2.	Summary of Significant Accounting Principles (continued)

	j)	Revenue Recognition

The Company recognizes revenue in accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 104 (“SAB 104”), “Revenue Recognition in Financial Statements”. Sales revenue is recognized at the date of shipment to customers when a formal arrangement exists, the price is fixed or determinable, the delivery is completed, no other significant obligations by us exist and collectibility is reasonable assured. Payments received before all of the relevant criteria for revenue recognition are satisfied are recorded as unearned revenue. This policy is prospective in nature, as the Company has not yet generated any revenues.

	k)	Income Taxes

Potential benefits of income tax losses are not recognized in the accounts until realization is more likely than not. The Company has adopted SFAS No. 109 “Accounting for Income Taxes” as of its inception. Pursuant to SFAS No. 109 the Company is required to compute tax asset benefits for net operating losses carried forward. Potential benefit of net operating losses have not been recognized in these financial statements because the Company cannot be assured it is more likely than not it will utilize the net operating losses carried forward in future years.

	l)	Stock-Based Compensation

Prior to January 1, 2006, the Company recorded stock-based compensation in accordance with SFAS No. 123, “Accounting for Stock-Based Compensation” using the fair value method of accounting. Effective January 1, 2006, the Company the provisions of SFAS No. 123R “Share Based Payments”, using the modified prospective transition method. The Company has not issued any stock options since its inception. Accordingly, there was no effect on the Company’s reported loss from operations, cash flows or loss per share, as a result of adopting SFAS No. 123R.

	m)	Recent Accounting Pronouncements

In June 2006, the Financial Accounting Standards Board (FASB) issued FASB Integration No. 48, “Accounting for Uncertainty in Income Taxes, an interpretation of FASB Statements No. 109” (FIN 48). FIN 48 clarifies the accounting for uncertainty in income taxes by prescribing a two-step method of first evaluating whether a tax position has met a more likely than not recognition threshold and second, measuring that tax position to determine the amount of benefit to be recognized in the financial statements. FIN 48 provides guidance on the presentation of such positions within a classified statement of financial position as well as on derecognition, interest and penalties, accounting in interim periods, disclosure, and transition. FIN 48 is effective for fiscal years beginning after December 15, 2006. The adoption of this standard is not expected to have a material effect on the Company’s results of operations or financial position.

In February, 2006, the Financial Accounting Standards Board (“FASB”) issued SFAS No. 155 “Accounting for Certain Hybrid Financial Instruments” and in March 2006, the FASB issued SFAS No. 156 “Accounting for Servicing of Financial Assets”, but they will not have any relationship to the operations of the Company. Therefore a description and its impact for each on the Company’s operations and financial position have not been disclosed.

In May 2005, the Financial Accounting Standards Board (FASB) issued SFAS No. 154, “Accounting Changes and Error Corrections – A Replacement of APB Opinion No. 20 and SFAS No. 3”. SFAS 154 changes the requirements for the accounting for and reporting of a change in accounting principle and applies to all voluntary changes in accounting principle. It also applies to changes required by an accounting pronouncement in the unusual instance that the pronouncement does not include specific transition provisions. SFAS 154 requires retrospective application to prior periods’ financial statements of changes in accounting principle, unless it is impracticable to determine either the period- specific effects or the cumulative effect of the change. The provisions of SFAS No. 154 are effective for accounting changes and correction of errors made in fiscal years beginning after December 15, 2005. The adoption of this standard did not have a material effect on the Company’s results of operations or financial position.

	n)	Interim Financial Statements

The interim financial statements as at June 30, 2006 and 2005 and for the nine month periods then ended have been prepared on the same basis as the annual financial statements and in the opinion of management, reflect all adjustments, which include only normal recurring adjustments, necessary to present fairly the Company’s financial position, results of operations and cash flows for the periods shown. The results of operations for such periods are not necessarily indicative of the results expected for a full year or for any future period.

(The accompanying notes are an integral part of these financial statements)
F–6

Royaltech Corp.
(A Development Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

3.	Short-Term Investments

	a)	On September 18, 2005, the Company purchased a CDN $5,000 (US $4,465) redeemable Guaranteed Investment Certificate, bearing interest at 2.35% per annum, due September 18, 2006.

	b)	On January 17, 2006, the Company purchased a $40,000 redeemable Guaranteed Investment Certificate, bearing interest at 3.85% per annum, due January 17, 2007. The Company redeemed $3,000 on June 26, 2006.

	c)	On March 15, 2006, the Company purchased equity securities classified as available-for-sale for $26,800. At June 30, 2006, an unrealized holding loss of $16,600 has been recorded as comprehensive loss.

	d)	On April 10, 2006, the Company purchased equity securities classified as available-for-sale for $1,400. At June 30, 2006, an unrealized holding loss of $390 has been recorded as comprehensive loss.

	e)	On May 17, 2006, the Company purchased equity securities classified as available-for-sale for CDN $5,000 (US $4,466). At June 30, 2006, an unrealized holding loss of CDN $634 (US $566) has been recorded as comprehensive loss.

	f)	On May 17, 2006, the Company purchased equity securities classified as available-for-sale for $22,332. During the period ended June 30, 2006, the Company sold securities with an original cost of $13,975 and recognized a loss of $2,289. At June 30, 2006, an unrealized holding loss of $959 has been recorded as comprehensive loss.

	g)	At June 30, 2006, accrued interest of $768 has been recorded with respect to the Guaranteed investment Certificates noted in Note 3(a) and (b) above.

4.	Prepaid Expenses

Prepaid expenses consist of $1,278 for professional services due to an unrelated company, $75 to the President of the Company for general and administrative expenses, and $2,200 for rent on the Company’s operating offices. Refer to Note 6(a).

5.	Accrued Liabilities

Accrued liabilities consists of amounts owing for professional fees of $2,464 (September 30, 2005 - $8,500).

6.	Related Party Transactions

	a)	During the year ended September 30, 2005, the Company authorized to issue 300,000 common shares in consideration for use of operating office to a company related by common directors. The period of use extends from January 1, 2005 to August 31, 2006. As at June 30, 2006, the Company recognized $9,900 (June 30, 2005 - $6,600) of rent expense and $2,200 of prepaid expenses, which will be expensed over the remaining 2 months.

	b)	During the nine month period ended June 30, 2006, consulting services with a fair value of $13,500 (June 30, 2005 - $12,500) was contributed by the President, Vice-President, and a Director of the Company. The amounts were charged to operations and treated as donated capital.

	c)	During the nine month period ended June 30, 2006, and 2005, rent with a fair value of $2,250 was provided at no cost by the President for the use of the Company’s head office. These amounts were charged to operations and treated a donated capital.

During the nine month period ended June 30, 2005, the Company received $1,707 from a Director of the Company to pay expenditures relating to the purchase of computer equipment for $1,095, for professional fees of $324, and general expenditures of $290. The amount was repaid to the Director in November 2005.

(The accompanying notes are an integral part of these financial statements)
F–7

Royaltech Corp.
(A Development Stage Company)
Notes to the Financial Statements
(Expressed in U.S. dollars)

7.	Commitment

During the year ended September 30, 2005, the Company entered into a licensing agreement with Mr. Kang Zhang (“Zhang”) that granted the Company a license to distribute, promote, market and sell diagnostic test kits and assay techniques for 5 years in exchange for a fee of 12.5% of the factory unit price on kits produced. The factory unit price is the unit price charged for the product to distributors and dealers. The factory unit price consists of the costs of the product, the royalty fee and the Company’s profit and will be agreed upon by the two parties Fees are due within two months subsequent to production. As at June 30, 2006, the Company has not earned any revenues from the test kits.

Zhang previously licensed the right to manufacture and market the test kits to a small private biotech firm, Quark Biotech Ltd., in Zhejiang, China. The Company and Quark Biotech Ltd. will have concurrent world-wide rights to manufacture and market the test kits and assay techniques that continue into the future. Neither the Company nor Quark Biotech Ltd. have regional or any other restrictions on the rights to manufacture and market the products.

The agreement also provides for certain rights and responsibilities to be shared among the Company and Zhang for improvements to existing kits and the development of additional products. The Company is responsible for providing (i) high quality chemical reagents (manufactured by U.S. and Canadian manufacturers) and (ii) expert opinions via connections with biotech firms and academic institutions in Canada and the U.S., when necessary as well as the cost/expenses in obtaining the expert consulting assistance. Zhang is responsible for technology design and product testing. In addition, Zhang holds the proprietary rights over his current technology and products including any technology improvements resulting from the Company’s assistance. These technology improvements may be subject to future licensing agreements between Zhang and the Company. The licensing agreement does not have any terms of renewal.

(The accompanying notes are an integral part of these financial statements)
F–8